Exhibit 10.1

EXECUTION VERSION

CUSIP: 929159AW1
CUSIP: 929159AX9 (Revolver)
CUSIP: 929159AY7 (DDTL)

CREDIT AGREEMENT

dated as of December 21, 2016,

among

VULCAN MATERIALS COMPANY,
as the Borrower,

The GUARANTORS FROM TIME TO TIME PARTY HERETO,

The LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,
as the Administrative Agent,

with

SUNTRUST ROBINSON HUMPHREY, INC.,
as Left Lead Arranger and Bookrunner,

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arranger and Bookrunner,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arranger and Bookrunner and Co-Syndication Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agent,

and

BANK OF AMERICA, N.A.,

as Co-Documentation Agent,

and

REGIONS BANK,

as Co-Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Request for Loan
Exhibit F	-	Form of Request for Letter of Credit
Exhibit G	-	Form of Revolving Loan Note
Exhibit H	-	Form of DDTL Loan Note
Exhibit I	-	Form of Joinder Supplement

-i-

(continued)

SCHEDULES

Annex I	Pricing Grid
Schedule 1.1(a)	Commitment Percentages
Schedule 1.1(b)	Permitted Liens
Schedule 1.1(c)	Existing Letters of Credit
Schedule 5.1(c)-1	Subsidiaries
Schedule 5.1(c)-2	Guarantors
Schedule 5.1(l)	ERISA
Schedule 5.1(t)	Environmental Matters
Schedule 7.2	Permitted Investments

-ii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of December 21, 2016, is by and among VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, SUNTRUST BANK, as an Issuing Bank, and SUNTRUST BANK, as the Administrative Agent, with SUNTRUST ROBINSON HUMPHREY, INC., as Left Lead Arranger and Bookrunner, WELLS FARGO SECURITIES, LLC, as a Joint Lead Arranger and Bookrunner, U.S. BANK NATIONAL ASSOCIATION, as a Joint Lead Arranger and Bookrunner and a Co-Syndication Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Syndication Agent, BANK OF AMERICA, N.A., as a Co-Documentation Agent, and REGIONS BANK, as a Co-Documentation Agent.

WITNESSETH:

WHEREAS, the Borrower has requested that the Administrative Agent, the Issuing Bank and the Lenders make available to it the Commitments, Loans, and other financial accommodations set forth herein on the terms and conditions set forth herein; and

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders are willing to make the requested Commitments, Loans and other financial accommodations available to the Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING PRINCIPLES AND
OTHER INTERPRETIVE MATTERS

Section 1.1           Definitions.  For the purposes of this Agreement:

“2007 Indenture” shall mean that certain Senior Debt Indenture dated as of December 11, 2007, by and among the Borrower and Wilmington Trust Company, a corporation duly organized and existing under the laws of the State of Delaware, as initial trustee (succeeded by Regions Bank, an Alabama banking corporation), supplemented by that certain First Supplemental Indenture, dated as of December 11, 2007, that certain Second Supplemental Indenture, dated as of June 20, 2008, that certain Third Supplemental Indenture dated as of February 3, 2009, that certain Fourth Supplemental Indenture dated as of June 14, 2011, and that certain Fifth Supplemental Indenture dated as of March 30, 2015.

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Credit Party whether now existing or hereafter created or arising.

“Acquisition Consideration” shall mean the total consideration paid or payable (including, without limitation, any earn-out obligations and all Indebtedness assumed) with respect to an Acquisition.

“Acquisition” shall mean (whether by purchase, exchange, merger or any other method) any acquisition of (a) any other Person, which Person shall then become consolidated with the Borrower or any Subsidiary of the Borrower, (b) all or substantially all of the assets of any other Person, or (c) assets that constitute a division or operating unit of any Person.

“Administrative Agent” shall mean SunTrust Bank, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 9.7.

“Administrative Agent Indemnified Person” shall have the meaning specified in Section 9.10.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, 23rd Floor, Atlanta, Georgia 30308, Attention: Portfolio Manager, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 10.1.

“Administrative Questionnaire” shall mean a questionnaire substantially in the form of Exhibit A.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person.  For purposes of this definition, “control”, when used with respect to any Person, includes, without limitation, the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) all Revolving Loans, (b) all Swing Loans, and (c) all Letter of Credit Obligations.

“Aggregates” shall mean all stone, sand, gravel, limestone and similar minerals.

“Agreement” shall mean this Credit Agreement, together with all Exhibits and Schedules hereto in each case, as amended, restated, supplemented, or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any Subsidiary of a Credit Party from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of Governmental Authorities applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean, with respect to Base Rate Loans, Eurodollar Loans, the Commitment Fee and the Ticking Fee, the percentages designated in the “Pricing Grid” attached hereto as Annex I, based on the Borrower’s Ratings.

The Applicable Margin shall be based on the higher of the two highest Ratings so long as such two Ratings are within one level of each other; if such two Ratings differ by more than one level, the Applicable Margin shall be based on the Rating that is one level lower than the highest Rating.  If only one Rating Agency is providing a Rating, the Applicable Margin shall be determined by such Rating.  Each change in the Applicable Margin resulting from a change in any Rating shall be effective as of the second Business Day following the date on which it is first announced by the applicable Rating Agency.

2

If (i) all of the Rating Agencies shall cease to be in the business of rating corporate debt obligations or (ii) the Administrative Agent or the Borrower reasonably requests due to a material change in the rating system of a Rating Agency that is then providing a Rating, the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to amend this definition and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Rating(s) most recently in effect prior to such cessation or change.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Authorized Signatory” shall mean, with respect to any Credit Party, such senior personnel of such Credit Party as may be duly authorized and designated in writing to the Administrative Agent by such Credit Party to execute documents, agreements, and instruments on behalf of such Credit Party.

“Availability Period” means the period from the Closing Date through the earliest of (a) the Revolving Loan Maturity Date and (b) the date of expiration or termination of the Revolving Loan Commitments.

“Available DDTL Commitment” shall mean, as of any date, the amount by which (a) the DDTL Commitment exceeds (b) all DDTL Loans.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” shall mean all banking, financial, and other similar or related products and services extended to any Credit Party by any Bank Products Provider (other than Revolving Loans, DDTL Loans, Swing Loans and Letters of Credit), including, without limitation, (a) merchant card services, credit or stored value cards, debit cards, and corporate purchasing cards; (b) cash management services and treasury management services, including, without limitation, remote deposit, electronic funds transfer, e-payable, stop payment, account reconciliation, lockbox, depository and checking, overdraft and related liabilities, information reporting, deposit accounts, securities accounts, controlled disbursement, and wire transfer; (c) bankers’ acceptances, drafts, letters of credit and foreign currency exchange; and (d) Hedge Transactions.

“Bank Products Documents” shall mean all instruments, agreements and other documents entered into from time to time by the Credit Parties in connection with any of the Bank Products.

“Bank Products Obligations” shall mean all obligations, fees, or expenses owing by any Credit Party to any Bank Products Provider pursuant to or evidenced by a Bank Products Document and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

3

“Bank Products Provider” shall mean any Person that, at the time it provides any Bank Products to any Credit Party, is a Lender or an Affiliate of a Lender.  In no event shall any Bank Products Provider acting in such capacity be deemed a Lender to the extent of and as to Bank Products except that each reference to the term “Lender” in Article 9 shall be deemed to include such Bank Products Provider.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean the highest rate, determined on a daily basis (any changes in such rates to be effective as of the date of such changes) of (a) the Administrative Agent’s per annum “prime lending rate”, (b) the Federal Funds Rate plus one-half of one percent (0.50%) per annum and (c) the Eurodollar Rate for a Eurodollar Loan Period of one (1) month (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%) per annum; provided that if the Eurodollar Rate is unavailable and Base Rate determined in accordance with the foregoing would otherwise be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.  The Administrative Agent’s “prime lending rate” is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make loans at rates of interest at, above, or below the Administrative Agent’s “prime lending rate”. Each change in the Administrative Agent’s “prime lending rate” shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loan” shall mean a Loan that bears interest determined by reference to the Base Rate.

“Borrower” shall have the meaning specified in the preamble.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Loan (including the making, continuing, prepaying or repaying of any Eurodollar Loan), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” shall mean short-term investments made in conformity with the Borrower’s investment policies delivered to the Administrative Agent on or prior to the Closing Date, with such changes thereto as the board of directors of the Borrower (or any designee to whom such approval right may have been delegated by such board of directors) may approve from time to time.

“CFC” shall mean (a) each Person that is a “controlled foreign corporation” for purposes of the Code, (b) each subsidiary of any such controlled foreign corporation and (c) any Foreign Subsidiary which is an entity disregarded as separate from its owner under Treasury Regulation 301.7701-3.

4

“Change in Control” shall mean the occurrence of one or more of the following events:  (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the SEA), becomes the beneficial owner (as defined in Rule 13d-3 under the SEA), directly or indirectly, of 30%, or more, of the Equity Interests of the Borrower having the right to vote for the election of members of the board of directors of the Borrower; (b) as of any date a majority of the board of directors of the Borrower consists (other than vacant seats) of individuals who were not either (i) directors of the Borrower as of the Closing Date, (ii) selected, nominated or approved to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii), or (c) any “change of control” occurs under any document evidencing any Indebtedness of any Credit Party with an outstanding principal amount in excess of $100,000,000, other than any “change of control” resulting from any “dead hand proxy put” provision.

“Change in Law” shall mean the occurrence, after the Closing Date or, in the case of an assignee of a Lender or a Person that becomes a Lender pursuant to Section 2.16 or 2.17 (a “New Lender”), after the date on which such assignee or New Lender becomes a party to this Agreement and, in the case of a Participant, after the date on which it acquires its participation, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, to the extent not prohibited by Applicable Law, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” shall mean December 21, 2016.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” shall mean a documentary Letter of Credit issued by the Issuing Bank in respect of the purchase of goods or services by the Borrower or a Subsidiary in the ordinary course of its business.

“Commitment Fee” shall have the meaning specified in Section 2.5(b).

“Commitment Percentage” shall mean, with respect to each Lender, the percentage equivalent of the ratio which such Lender’s portion of the Commitments bears to the Commitments (as each may be adjusted from time to time as provided herein); provided that, if the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.  As of the Closing Date, the Commitment Percentage of each Lender is as set forth (together with Dollar amount thereof) on Schedule 1.1(a).

“Commitments” shall mean, collectively, the Revolving Loan Commitment, which includes the Letter of Credit Commitment, and the DDTL Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate executed by the chief financial officer or treasurer of the Borrower as required by Section 6.3 substantially in the form of Exhibit C.

5

“Consolidated Net Tangible Assets” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 or 6.2, (a) the book value of all assets minus (b) (i) the book value of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (ii) all current liabilities.

“Credit Parties” shall mean, collectively, the Borrower and the Guarantors; and “Credit Party” shall mean any one of the Credit Parties.

“Date of Issue” shall mean the date on which the Issuing Bank issues a Letter of Credit pursuant to Section 2.2 and, subject to the terms of Section 2.2(a), the date on which any such Letter of Credit is renewed.

“DDTL Commitment” shall mean, as of any date of determination, the several obligations of the Lenders to make advances to the Borrower, in accordance with their respective DDTL Commitment Percentages.  As of the Closing Date, the DDTL Commitment is $250,000,000.

“DDTL Commitment Percentage” shall mean, with respect to each Lender, the percentage equivalent of the ratio which such Lender’s portion of the DDTL Commitment bears to the DDTL Commitment (as each may be adjusted from time to time as provided herein); provided, that if the DDTL Commitment has terminated or expired, the DDTL Commitment Percentages shall be determined based upon the DDTL Commitment most recently in effect, giving effect to any assignments.  As of the Closing Date, the DDTL Commitment Percentage of each Lender is as set forth (together with Dollar amount thereof) on Schedule 1.1(a).

“DDTL Commitment Termination Date” shall mean June 21, 2017.

“DDTL Extension Effective Date” shall have the meaning set forth in Section 2.16(b).

“DDTL Extension Request Date” shall have the meaning set forth in Section 2.16(b).

“DDTL Loan Notes” shall mean, collectively, those certain promissory notes, dated as of the Closing Date, issued to each of the Lenders with a DDTL Commitment who requests such a promissory note by the Borrower, and any other promissory note issued by the Borrower to evidence the DDTL Loans pursuant to this Agreement, each substantially in the form of Exhibit H attached hereto, and any extensions, renewals, or amendments to, or replacements of, the foregoing.

“DDTL Loans” shall mean, collectively, the amounts advanced by the Lenders to the Borrower under the DDTL Commitment.

“DDTL Maturity Date” shall mean the earlier to occur of (a) December 21, 2021, or with respect to a Lender, such later date to which such Lender has agreed pursuant to Section 2.16(b) and (b) such earlier date as payment in full of the DDTL Loans shall be due (whether by acceleration or otherwise).

“Declining DDTL Lender” shall have the meaning set forth in Section 2.16(b).

“Declining Revolving Loan Lender” shall have the meaning set forth in Section 2.16(a).

“Default” shall mean an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

6

“Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the applicable Interest Rate Basis, if any, with respect to the applicable Obligation, plus (b) the Applicable Margin for such Interest Rate Basis, plus (c) two percent (2.00%); provided, however, that (i) as to any Eurodollar Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Loan Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time, and (ii) as to any Base Rate Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Defaulting Lender” shall mean, subject to Section 2.15, any Lender that (a) has failed to (i) fund all or any portion of the Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit and Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date, (i) become the subject of a proceeding under the Bankruptcy Code or any other bankruptcy law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental entity so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent and the Borrower that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery by the Administrative Agent of written notice of such determination to the Borrower, the Issuing Bank, the Swing Bank and each Lender.

“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interest that by its terms (or by the terms of any other Equity Interest into which it is convertible or exchangeable) or otherwise (a) matures (other than as a result of a voluntary redemption or repurchase by the issuer of such Equity Interest) or is subject to mandatory redemption or repurchase (other than solely for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise, including at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations (other than any Obligations which expressly survive termination) and termination of the Commitments); or (b) is convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Equity Interest at the option of the holder thereof, in each case specified in (a) or (b) above on or prior to the date that is one hundred twenty (120) days after the Maturity Date; or (c) provides for mandatory payments of dividends to be made in cash.

7

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of any Credit Party that is organized and existing under the laws of the US or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” shall mean, as determined for any period on a consolidated basis for the Borrower and its Subsidiaries, an amount equal to the sum of (a) net income plus (b) to the extent deducted in determining net income, and without duplication, the sum of (i) any non-recurring losses/charges (including, without limitation, those related to the modification or extinguishment of debt), (ii) Interest Expense and non-cash interest expense, (iii) income tax expense (but not benefit), and (iv) depreciation, depletion, accretion and amortization expense minus (c) to the extent added in determining net income, (i) any non-recurring gains and (ii) income tax benefit.

Notwithstanding the foregoing, (a) EBITDA shall exclude any equity interest in the losses or unremitted earnings of any person that is not a Subsidiary, and (b) the maximum amount of non-recurring cash losses and/or charges that may be added to EBITDA shall not exceed ten percent (10%) of EBITDA (determined without giving effect to the addition of any non-recurring cash losses/charges in the calculation thereof).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by (i) the Administrative Agent, (ii) with respect to any proposed assignee of all or any portion of the Revolving Loan Commitments, the Issuing Bank and (iii) unless an Event of Default exists, the Borrower, such approvals not to be unreasonably withheld or delayed; provided, however, that if the consent of the Borrower is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 10.5(b)), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day; provided, further, that in no event shall an “Eligible Assignee” include (A) any of the Credit Parties, any of their Subsidiaries or any of their Affiliates, (B) any Defaulting Lender, or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

8

“Environmental Laws” shall mean, collectively, any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct or requirements concerning environmental protection matters, including without limitation, Hazardous Materials and their effects on human health, as now or may at any time during the term of this Agreement be in effect, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; those portions of the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. concerning Hazardous Materials exposure; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right to Know Act (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.

“Environmental or Mining Permit” shall mean any permit, license, approval, consent or other authorization by or from a Governmental Authority required for surface or subsurface mining, quarrying, dredging, drilling and similar or related operations and activities, or reclamation or otherwise required under Environmental Laws or Mining Laws.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character  (including, without limitation, “put” rights) with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Closing Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that together with such Credit Party, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Credit Party or any ERISA Affiliate, (i) the imposition of a Lien by the PBGC under Section 4068 of ERISA against any Credit Party or any ERISA Affiliate; (ii) the failure of any Credit Party or any ERISA Affiliate to pay when due any amount which it shall have become liable to pay to the PBGC, to a Title IV Plan under Title IV of ERISA or to a Multiemployer Plan; (iii) the filing of a notice of intent to terminate a Title IV Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA;  or (iv) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

9

“Eurodollar Basis” shall mean, with respect to each Eurodollar Loan Period, a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one (1) minus the Eurodollar Reserve Percentage, stated as a decimal.  The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Loan Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Loan” shall mean a Loan that bears interest determined by reference to the Eurodollar Rate (other than pursuant to clause (c) of the definition of “Base Rate”).

“Eurodollar Loan Period” shall mean, for each Eurodollar Loan, each one (1), two (2), three (3), six (6) month period, or to the extent agreed by each Lender of such Eurodollar Loan, nine (9) or twelve (12) month period, as selected by the Borrower pursuant to Section 2.3, during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged.  Notwithstanding the foregoing, however, (a) any applicable Eurodollar Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Loan Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Loan Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Loan Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and (c) no Eurodollar Loan Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower under Section 2.7.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Eurodollar Loan Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Eurodollar Loan Period by reference to the ICE Benchmark Administration (or any successor thereto) Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor thereto) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Eurodollar Loan Period; provided that (x) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Eurodollar Loan Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Eurodollar Loan Period, and (y) if the interest rate for any Eurodollar Loan determined pursuant to this definition is less than zero, then the Eurodollar Rate for such Eurodollar Loan shall be deemed to equal zero.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next one one-hundredth of one percent (1/100th of 1%)) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Basis, pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) (“Regulation D”) with respect to Eurocurrency Liabilities (as that term is defined in Regulation D).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.  The Eurodollar Basis for any Eurodollar Loan shall be adjusted as of the effective date of any changes in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 8.1.

10

“Excluded Hedge Obligation” shall mean, with respect to any Credit Party, any Hedge Obligation if, and to the extent that, all or a portion of any Guaranty by such Credit Party of such Hedge Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty by such Credit Party becomes effective with respect to such Hedge Obligation.  If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guaranty is or becomes illegal.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly-owned Subsidiary of the Borrower, (b) (i) any Subsidiary that is a CFC and (ii) any Domestic Subsidiary whose only material assets consist of Equity Interests of a CFC or CFCs, (c) any Subsidiary that is prohibited by Applicable Law from guaranteeing the Obligations, (d) any Subsidiary that is prohibited by any contractual obligation existing on the Closing Date or on the date such Subsidiary is acquired (but not entered into in contemplation of such Acquisition) from guaranteeing the Obligations, and (e) any other Subsidiary excused from becoming a Credit Party pursuant to the last paragraph of this definition; provided that (i) any Subsidiary shall cease to be an Excluded Subsidiary at such time as none of clauses (a) through (e) above apply to it and (ii) no Subsidiary that is a co-borrower, or guarantor or other co-obligor of any Indebtedness for borrowed money incurred by a Credit Party shall constitute an Excluded Subsidiary (unless the provision by such Subsidiary of a Guaranty of the Obligations would reasonably be expected to result in material adverse tax consequences to the Borrower and the Subsidiaries, including any potential Section 956 impact).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent shall not require the provision of a Guaranty by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost of providing such Guaranty (including, without limitation, any adverse tax consequences to the Borrower and the Subsidiaries, including any potential Section 956 impact), shall be excessive in view of the benefits to be obtained by the Lenders of the Guaranty, as applicable, to be afforded thereby.

“Excluded Taxes” shall mean any of the following taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) taxes described in Section 2.9(b)(vii), (c) taxes attributable to such recipient’s failure to comply with Section 2.9(b)(vi) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Letters of Credit” shall mean the letters of credit issued and outstanding under the Prior Credit Agreement as set forth on Schedule 1.1(c).

“Extending DDTL Lender” shall have the meaning set forth in Section 2.16(b).

“Extending Revolving Loan Lender” shall have the meaning set forth in Section 2.16(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

11

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon (Atlanta, Georgia time) on that day by each of three (3) leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent; provided that if the Federal Funds Rate determined in accordance with the foregoing would otherwise be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Financial Covenants” shall mean the financial covenants set forth in Section 7.10.

“Fitch” shall mean Fitch, Inc., or any successor thereto.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing  or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Lender” shall have the meaning specified in Section 2.9(b)(vi).

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Credit Party or any Subsidiary of a Credit Party that provides pension benefits to employees employed outside the United States.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Bank, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” shall mean any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time.

12

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

“Guarantors” shall mean, collectively, each Subsidiary (other than an Excluded Subsidiary) of the Borrower required by, or that elects under, Section 6.10 to guarantee the Obligations and deliver a Joinder Supplement including, without limitation, each Subsidiary of the Borrower that is not an Excluded Subsidiary that is a party to this Agreement as a Guarantor on the Closing Date.

“Guaranty” or “guaranteed,” as applied to an obligation (a “primary obligation”), shall mean (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.  All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.  The amount of any Guaranty shall be the maximum amount for which the guarantor may be liable pursuant to the terms of such Guaranty instrument; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined by such guarantor in good faith.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), and friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, of any Credit Party in respect of Hedge Transactions entered into with one or more of the Bank Products Providers.

“Hedge Transaction” shall mean any transaction entered into between any Credit Party and any other Person which provides for an interest rate, credit or equity swap, cap, floor, collar, forward currency transaction, currency swap, cross currency rate swap, currency option, commodity hedges or any combination of, or option with respect to, these or similar transactions.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower whose assets constitute less than one percent (1%) of Consolidated Net Tangible Assets; provided that no Subsidiary that is a co-borrower, guarantor or other co-obligor of any Indebtedness for borrowed money incurred by a Credit Party shall constitute an Immaterial Subsidiary.

“Increase Notice” shall have the meaning specified in Section 2.17(a).

“Increase Effective Date” shall have the meaning specified in Section 2.17(d).

13

“Indebtedness” of any Person shall mean, without duplication, (a) any obligation for borrowed money, including, without limitation, the Obligations, (b) any obligation evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) any obligation under any conditional sale or other title retention agreement(s) relating to property acquired, (e) any capitalized lease obligations, (f) any obligation in respect of drawn letters of credit, acceptances, or similar extensions of credit which have not been reimbursed and surety bonds (including, without limitation, reclamation bonds) for which a claim has been paid by the applicable surety and reimbursement of such claim remains outstanding, (g) any Guaranty of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) any obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests, (j) any off-balance sheet obligation created, in lieu of borrowing money, through asset securitization programs, synthetic leases, or other similar transactions, and (k) any obligation under any Hedge Transaction (calculated as the amount of net payments such Person would have to make if an early termination thereof occurred on the date the Indebtedness of such Person was being determined); provided, however, that, notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations, except with respect to the obligations in clause (k), which shall be calculated in the manner set forth in clause (k).

“Indemnified Person” shall mean each Administrative Agent Indemnified Person, each member of the Lender Group, each Affiliate thereof, each of their respective employees, representatives, officers, members, partners, directors, agents, consultants, counsel, accountants, and advisors, and each of their respective successors and assigns.

“Indemnified Taxes” shall have the meaning set forth in Section 2.9(b).

“Intellectual Property” shall mean all intellectual and similar Property including (a) inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software, and databases; (b) all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; (c) all licenses or other rights to use any of the foregoing; and (d) all books and records relating to the foregoing.

“Interest Coverage Ratio” shall mean the ratio, for the four (4) consecutive fiscal quarters most recently ended, of (a) EBITDA to (b) Interest Expense.

“Interest Expense” shall mean, as determined for any period on a consolidated basis for the Borrower and its Subsidiaries, net cash interest expense plus (i) capitalized interest and (ii) Letter of Credit fees.

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as applicable.

“Investment” shall mean, with respect to any Person, (i) Cash Equivalents, (ii) any loan, advance or extension of credit to, or any Guaranty with respect to the Indebtedness or other obligations of, any other Person (other than intercompany loans, advances or extensions of credit arising in connection with intercompany cash pooling arrangements, intercompany asset transfers, and the intercompany provision of goods and services, in each case, in the ordinary course of business and on an arm’s-length basis), or (iii) any purchase or other acquisition of any Equity Interests of any other Person, other than any Acquisition.  In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Guaranty shall be the maximum amount for which the guarantor may be liable pursuant to the terms of the applicable Guaranty instrument; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Person providing such Guaranty, (b) there shall be deducted in respect of each such Investment any amount received as a return of principal or capital, (c) there shall not be deducted in respect of any Investment any amounts received as earnings, whether as dividends, interest or otherwise and (d) there shall not be deducted from or added to any Investments any decrease or increase, as the case may be, in the market value thereof.

14

“Issuing Bank” shall mean SunTrust Bank, Wells Fargo Bank, National Association, U.S. Bank National Association, Bank of America, N.A., Regions Bank, and any other Lender designated by the Borrower and approved by the Administrative Agent that hereafter may be designated as an Issuing Bank.  As used herein, the term “the Issuing Bank” shall mean “each Issuing Bank” or “the applicable Issuing Bank,” or, collectively, “the Issuing Banks”, as the context may require.

“Joinder Supplement” shall have the meaning specified in Section 6.10.

“Lead Arrangers” shall mean SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, and U.S. Bank National Association.

“Lender Group” shall mean, collectively, the Administrative Agent, the Issuing Bank, the Swing Bank, and the Lenders and, solely as used in Article III, any Affiliates of a Lender party to a Bank Products Document.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders”, any Persons who hereafter become parties hereto as Lenders pursuant to Section 2.16 or 2.17 and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 10.5 or 10.16; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean, as of any date of determination, the obligation of the Issuing Bank to issue Letters of Credit.  As of the Closing Date, the Letter of Credit Commitment is $250,000,000.

“Letter of Credit Issuance Limit” shall mean with respect to each Issuing Bank, $50,000,000 or any lesser amount to be agreed to in writing among such Issuing Bank, the Borrower, and the Administrative Agent.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the Letters of Credit, and (b) the aggregate unreimbursed drawings of any Letters of Credit.

“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 8.2(d).

“Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank from time to time in accordance with Section 2.2 and the Existing Letters of Credit.

15

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind (including as a result of a third party’s ownership interest or other right with respect to any property that is commingled with such property) in respect of such property, whether or not choate, vested, or perfected; provided that, anything in the Loan Documents to the contrary notwithstanding, any encumbrance arising as a result of a VPP Purchaser’s ownership interest or other right with respect to any property that is commingled with property of a Credit Party or Subsidiary in connection with a VPP Transaction shall not be a Lien pursuant to this definition.

“Loan Documents” shall mean this Agreement, any Revolving Loan Notes, any DDTL Loan Notes, the Joinder Supplements, all Compliance Certificates, all Requests for Loan, all Requests for Letters of Credit, all Notices of Conversion/Continuation, all fee letters executed in connection with this Agreement, and all other documents, instruments, certificates, and agreements executed or delivered in connection with this Agreement (excluding any agreements other than this Agreement relating to Letters of Credit issued hereunder), all of the foregoing, as amended, restated, supplemented or otherwise modified from time to time; provided, however, that, notwithstanding the foregoing, none of the Bank Products Documents shall constitute Loan Documents.

“Loans” shall mean, collectively, the Revolving Loans, the Swing Loans and DDTL Loans.

“Margin Stock” shall have the meaning specified in Section 5.1(q).

“Material Contracts” shall mean all contracts (other than the Loan Documents) to which any Credit Party is or becomes a party as to which the breach, cancellation or failure to renew by any party thereto could reasonably be expected to have a Materially Adverse Effect.

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature, a material adverse effect on (a) the business, financial condition, results of operations, or Properties of the Credit Parties and their Subsidiaries, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform any of their obligations under any Loan Document, or (c) the rights, remedies or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Maturity Date” shall mean the Revolving Loan Maturity Date or the DDTL Maturity Date, as appropriate.

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Mining Laws” shall mean any and all Applicable Laws governing surface or subsurface mining, quarrying, dredging, drilling and similar or related operations and activities.

“MNPI” shall have the meaning specified in Section 10.17(a).

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“MSHA” shall have the meaning specified in Section 5.1(u).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions.

16

“Necessary Authorizations” shall mean all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether Federal, state, local, and all agencies thereof, which are required for the incurrence or maintenance of the Obligations and the performance by the Credit Parties of their obligations under the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Credit Parties, including, without limitation, Environmental or Mining Permits.

“New DDTL Lender” shall have the meaning set forth in Section 2.16(b).

“New Revolving Loan Lender” shall have the meaning set forth in Section 2.16(a).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit D.

“Obligations” shall mean (a) all payment and performance obligations existing from time to time of the Credit Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued) and (b) any Bank Products Obligations.  Anything in the foregoing to the contrary notwithstanding, Excluded Hedge Obligations of any Credit Party shall not constitute Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any recipient, taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall have the meaning specified in Section 2.9(b)(ii).

“Participant” shall have the meaning specified in Section 10.5.

“Participant Register” has the meaning specified in Section 10.5(d).

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Date” shall mean the last day of each Eurodollar Loan Period.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” shall mean any Acquisition by any Credit Party so long as:

(a)          any Person or assets acquired pursuant to such Acquisition shall be engaged in a line of business substantially similar, ancillary or related to, or a reasonable extension of, the businesses conducted by the Borrower and its Subsidiaries on the Closing Date;

(b)          such Acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of any Credit Party;

17

(c)          the aggregate Acquisition Consideration incurred in connection with Acquisitions of Excluded Subsidiaries after the Closing Date, together with all Investments in Excluded Subsidiaries made after the Closing Date oustanding at any time, shall not exceed $250,000,000; and

(d)          no Default or Event of Default shall exist or result therefrom.

“Permitted Liens” shall mean:

(a)          any Lien in favor of the Administrative Agent or any other member of the Lender Group on cash collateral to support Letter of Credit Obligations;

(b)          Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves (in accordance with GAAP) have been accrued so long as the unpaid taxes, interest and penalties secured by such Liens do not exceed $100,000,000 in the aggregate;

(c)          Liens of landlords, carriers, warehousemen, mechanics, laborers, suppliers, workers, repairmen and materialmen arising by operation of law and incurred in the ordinary course of business for sums not overdue by more than sixty (60) days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves (in accordance with GAAP) have been accrued;

(d)          Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits or retirement benefits;

(e)          easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which do not interfere in any material respect with the ordinary conduct of the business of such Person or materially impair the value of such real property;

(f)          Liens to secure the performance of bids, trade contracts, statutory or regulatory obligations, surety bonds, appeal bonds, performance bonds, reclamation bonds, and other obligations of a like nature, incurred in the ordinary course of business which are not past due, so long as such Liens secure obligations that in a face amount do not exceed $400,000,000 in the aggregate;

(g)          Liens on assets of the Credit Parties existing as of the Closing Date which are set forth on Schedule 1.1(b);

(h)          Negative pledges permitted under Section 7.6;

(i)          deposits of cash or Cash Equivalents to secure bids, trade contracts, tenders, sales, leases, statutory or regulatory obligations, surety bonds, appeal bonds, performance bonds, reclamation bonds, and other obligations of a like nature in amount not to exceed $50,000,000 in the aggregate at any time;

(j)          (i) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions arising as a matter of law; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations and (ii) Liens of a depositary, securities intermediary or other financial institution arising in the ordinary course of business under customary terms encumbering deposit or other funds maintained with such financial institutions that are within the general parameters customary in the applicable industry;

18

(k)          Liens arising by virtue of precautionary Uniform Commercial Code financing statement filings (or similar filings under Applicable Law) regarding operating leases entered into in the ordinary course of business;

(l)          Liens securing judgments not constituting an Event of Default under clause (i) of Section 8.1;

(m)          Liens representing any interest or title of a licensor, lessor or sub licensor or sub lessor, or a licensee, lessee or sublicense or sub lessee, in the property subject to any lease, license or sublicense or concession agreement and entered into in the ordinary course of business;

(n)          Liens securing Indebtedness that is assumed in connection with a Permitted Acquisition; provided that (i) such Indebtedness is not created in contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness shall not exceed $50,000,000 at any time;

(o)          leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others by the Borrower or any of its Subsidiaries in the ordinary course of business that do not (i) interfere in any material respect with the businesses of the Borrower or any of its Subsidiaries or (ii) secure any Indebtedness; and

(p)          Liens not otherwise permitted by the foregoing clauses (a) through (o) securing obligations in an aggregate outstanding principal amount not in excess of (determined at the time each such secured obligation is incurred, provided that secured obligations outstanding on the Closing Date not justified by the foregoing clauses (a) through (o) but justified under this clause (p) shall be deemed to be incurred as of the Closing Date) the greater of (i) 12.5% of Consolidated Net Tangible Assets or (ii) $300,000,000.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years.

“Platform” shall mean Interlinks/Interagency, SyndTrak or another relevant website approved by the Administrative Agent.

“Prior Credit Agreement” shall mean that certain Credit Agreement dated as of June 19, 2015 (as amended, restated or otherwise modified from time to time prior to the date hereof), by and among the Borrower, each of the Persons party thereto as guarantors, the Administrative Agent, and certain of the Lenders.

“Prior Loan Documents” shall mean the “Loan Documents” as defined in the Prior Credit Agreement.

19

“Pro Forma Basis” shall mean the financial calculations of the Borrower and its consolidated Subsidiaries for the four (4) fiscal quarter period most recently ended adjusted as if any of the following transactions that occurred during such period had been consummated on the day prior to such period (based on historical results accounted for in accordance with GAAP, adjusted for any credit for acquisition related costs and savings to the extent expressly permitted pursuant to Article 11 of Securities and Exchange Commission Regulation S-X):

(a)          Permitted Acquisitions;

(b)          all material asset dispositions other than (i) any involuntary loss, damage or destruction of assets, (ii) any condemnation, seizure or taking of assets or other similar matters and (iii) dispositions between Credit Parties;

(c)          Indebtedness as described in clauses (a) and (b) of the definition of “Indebtedness” (other than Revolving Loans and Indebtedness among Credit Parties) incurred or assumed; and

(d)          Indebtedness as described in clauses (a) and (b) of the definition of “Indebtedness” (other than Revolving Loans and Indebtedness among Credit Parties) that is repaid or retired (at maturity or otherwise).

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by the Credit Parties or their Subsidiaries (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Qualified ECP Guarantor” shall mean, in respect of any Hedge Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rating” shall mean on any date, the Borrower’s corporate family ratings (or the equivalent thereof) as most recently publicly announced by a Rating Agency.

“Rating Agency” shall mean each of Moody’s, S&P and Fitch.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property, including any right arising by contract.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, legal counsel, consultants or other representatives of such Person and such Person’s Affiliates.

“Request for Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting that the Issuing Bank issue a Letter of Credit, which certificate shall be in substantially the form of Exhibit F.

20

“Request for Loan” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting a Loan, which certificate shall be in substantially the form of Exhibit E.

“Required DDTL Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portion of the DDTL Commitment plus DDTL Loans exceeds fifty percent (50%) of the sum of all unutilized portions of the DDTL Commitment plus all DDTL Loans; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender’s DDTL Loans and unutilized portion of the DDTL Commitment shall be excluded for purposes of determining Required DDTL Lenders.

“Required Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portions of the Commitments, plus Loans (other than Swing Loans) plus participation interests in Letter of Credit Obligations and Swing Loans exceeds fifty percent (50%) of the sum of all unutilized portions of the Commitments plus all Loans (other than Swing Loans) plus participation interests in Letter of Credit Obligations and Swing Loans; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender’s Loans and unutilized portion of the Commitments shall be excluded for purposes of determining Required Lenders.

“Required Revolving Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portion of the Revolving Loan Commitment plus Revolving Loans (other than Swing Loans) plus participation interests in Letter of Credit Obligations and Swing Loans exceeds fifty percent (50%) of the sum of all unutilized portions of the Revolving Loan Commitment plus all Revolving Loans (other than Swing Loan) plus participation interests in Letter of Credit Obligations and Swing Loans; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender’s Revolving Loans and unutilized portion of the Revolving Loan Commitment shall be excluded for purposes of determining Required Revolving Lenders.

“Responsible Officer” shall mean each president, executive vice president, chief executive officer, chief financial officer, treasurer, secretary, general counsel or assistant general counsel, or any Person having comparable responsibilities with respect to such offices, of the Borrower.

“Revolving Commitment Percentage” shall mean, with respect to each Lender, the percentage equivalent of the ratio which such Lender’s portion of the Revolving Loan Commitment bears to the Revolving Loan Commitment (as each may be adjusted from time to time as provided herein); provided, that if the Revolving Loan Commitment has terminated or expired, the Revolving Commitment Percentages shall be determined based upon the Revolving Loan Commitment most recently in effect, giving effect to any assignments.  As of the Closing Date, the Revolving Commitment Percentage of each Lender is as set forth (together with Dollar amount thereof) on Schedule 1.1(a).

“Revolving Credit Obligations” shall mean, with respect to any Lender at any time, the sum of such Lender’s Revolving Loans and pro rata share (based on its Revolving Commitment Percentage) of the Letter of Credit Obligations and the Swing Loans.

“Revolving Loan Commitment” shall mean, as of any date of determination, the several obligations of the Lenders to make advances to the Borrower, in accordance with their respective Revolving Commitment Percentages.  As of the Closing Date, the Revolving Loan Commitment is $750,000,000.

“Revolving Loan Extension Effective Date” shall have the meaning set forth in Section 2.16(a).

“Revolving Loan Extension Request Date” shall have the meaning set forth in Section 2.16(a).

21

“Revolving Loan Maturity Date” shall mean the earlier to occur of (a) December 21, 2021 or, with respect to a Lender, such later date to which such Lender has agreed pursuant to Section 2.16(a) and (b) such earlier date as payment of the Revolving Loans in full shall be due (whether by acceleration or otherwise).

“Revolving Loan Notes” shall mean, collectively, those certain promissory notes, dated as of the Closing Date, issued to each of the Lenders with a Revolving Loan Commitment who requests such a promissory note by the Borrower, and any other promissory note issued by the Borrower to evidence the Revolving Loans pursuant to this Agreement, each substantially in the form of Exhibit G attached hereto, and any extensions, renewals, or amendments to, or replacements of, the foregoing.

“Revolving Loans” shall mean, collectively, the amounts (other than Swing Loans) advanced by the Lenders to the Borrower under the Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Solvent” shall mean, as to any Person, that (a) the property of such Person, at a fair valuation on a going concern basis, will exceed its debt, (b) the capital of such Person will not be unreasonably small to conduct its business, and (c) no such Person will have incurred debts beyond its ability to pay such debts as they mature or will have intended to incur debts beyond its ability to pay such debts as they mature.  For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of the Borrower or a Subsidiary incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

22

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.  For the avoidance of doubt, unless the context otherwise requires, the term “Subsidiary” shall include all direct and indirect Subsidiaries of any Person.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Swing Bank” shall mean SunTrust Bank, or any other Lender who shall agree with the Administrative Agent and the Borrower to act as Swing Bank.

“Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrower under the Revolving Loan Commitment in accordance with Section 2.3(d).

“Swing Rate” shall mean, for any period, the rate per annum offered by the Swing Bank and accepted by the Borrower.

“Ticking Fee” shall have the meaning specified in Section 2.5(d).

“Title IV Plan” shall mean a Plan, other than a Multiemployer Plan, that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA or the minimum funding standard of Section 302 of ERISA or Section 412 of the Code and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis (excluding (a) Indebtedness of the type described in subsection (k) of the definition thereof and (b) any intercompany Indebtedness that is consolidated in accordance with GAAP).

“Total Leverage Ratio” shall mean the ratio of (a) Total Debt as of such date to (b) EBITDA for the four (4) consecutive fiscal quarters most recently ended.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“US” or “United States” shall mean the United States of America.

23

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“VPP Purchaser” shall mean the Persons party to a VPP Transaction that are not Credit Parties or Subsidiaries of Credit Parties, in each case, together with their respective successors and assigns.

“VPP Transaction” shall mean any volumetric production payment transaction or similar transaction, including any transaction structured as a sale of property interests (including mineral reserves) in exchange for long-term periodic payments made by a Credit Party or a Subsidiary.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2           Uniform Commercial Code.  Any term used in this Agreement which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given such term in the UCC.

Section 1.3           Accounting Principles.  (a)  The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied.  All accounting terms used herein without definition shall be used as defined under GAAP.  All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Subsidiaries.  Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to (i) any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or (ii) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

(b)          If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and a Credit Party or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders the adjustments and reconciliations necessary to enable the Administrative Agent and each Lender to determine compliance with each of the Financial Covenants before and after giving effect to such change in GAAP.

(c)          For the purposes of this Agreement and the other Loan Documents, the Total Leverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis.

24

Section 1.4           Other Interpretive Matters.  The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”  The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any Loan Document.  All schedules, exhibits, annexes, and attachments referred to herein are hereby incorporated herein by this reference.  All references to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules, and regulations; (b) “including” and “include” shall mean “including, without limitation,” regardless of whether “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); and (c) all references to dates and times shall mean the date and time at the Administrative Agent’s notice address determined under Section 10.1, unless otherwise specifically stated.  All calculations of value of any Property, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  No provision of any Loan Documents shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision.  A Default or Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Default or Event of Default, as applicable, has been waived in writing in accordance with Section 10.12. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

ARTICLE 2

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1           Revolving Loans, Swing Loans and DDTL Loans.

(a)          Revolving Loans.  Subject to the terms and conditions of this Agreement, each Lender with a Revolving Loan Commitment agrees severally to make Revolving Loans from time to time on any Business Day prior to the Maturity Date in an amount that will not result in the following:

(i)          the Revolving Credit Obligations of such Lender exceeding such Lender’s Revolving Loan Commitment; or

(ii)         the Aggregate Revolving Credit Obligations exceeding the Revolving Loan Commitment.

Subject to the terms and conditions hereof, prior to the Maturity Date, Revolving Loans may be repaid and reborrowed from time to time so long as all conditions set forth in Section 4.2 have been satisfied unless waived by the Required Revolving Lenders in accordance with Section 10.12.

(b)          Swing Loans.  Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole and absolute discretion, may from time to time on any Business Day prior to the Maturity Date, make Swing Loans in an aggregate amount not to exceed $25,000,000 at any time.

(c)          Delayed Draw Term Loan.  Subject to the terms and conditions of this Agreement, each Lender with a DDTL Commitment agrees severally to make DDTL Loans in an amount not exceeding such Lender’s DDTL Commitment on any Business Day through the DDTL Commitment Termination Date; provided, that the undrawn portion thereof shall automatically be cancelled at the close of business on the DDTL Commitment Termination Date.  The Borrower may request as many as three (3) draws on the DDTL Commitment and the amount of each draw shall not be less than $50,000,000.  Once repaid, DDTL Loans may not be reborrowed. The DDTL Commitment shall automatically terminate when the Available DDTL Commitment equals zero.  There shall be a dollar for dollar reduction of the Available DDTL Commitment equal to the amount of each DDTL Loan.

25

Section 2.2           Letters of Credit.

(a)          Subject to the terms and conditions of this Agreement, each Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.2(c) below, hereby agrees to issue one or more Letters of Credit, from time to time on any Business Day prior to the date that is thirty (30) days prior to the Maturity Date, up to an aggregate face amount equal to the Letter of Credit Issuance Limit; provided, however, that, except as described in the last sentence of Section 4.2, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.2 have been satisfied.  Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date ten (10) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date ten (10) days prior to the Maturity Date).  With respect to each Letter of Credit, (i) the rules of the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by the Issuing Bank, shall apply to each Standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit, and, to the extent not inconsistent therewith, the laws of the State of New York.  The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law.

(b)          The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit.  The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 noon (Atlanta, Georgia time) on the third (3rd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent.  Upon receipt of any such Request for Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.2 or waiver of such conditions pursuant to the last sentence of Section 4.2, the Issuing Bank shall process such Request for Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby.  The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof.  In addition to the fees payable pursuant to Section 2.5(c)(ii), the Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c)          On the Closing Date with respect to all Existing Letters of Credit and, with respect to all other Letters of Credit, immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Percentage, in such Letter of Credit and the obligations of the Borrower with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto).  The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit.  At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and the Swing Bank (or, at its option, all Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Percentage.

26

(d)          The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit.  In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Loans hereunder and in Article 4 with respect to conditions precedent to Loans hereunder), to make a Base Rate Loan on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Loan directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw.  Each Lender shall pay its share of such Base Rate Loan to the Administrative Agent in accordance with Section 2.3(f) and its Revolving Commitment Percentage, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default exists or would be caused thereby.  The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.2 shall be subject to the terms and conditions of Section 2.3(f).  The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.2 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason.  The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders.  Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate.  Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.3(d) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.

(e)          The Borrower agrees that each Loan by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Loan pursuant to Section 2.3(b)(ii), be deemed to be a Base Rate Loan.

(f)          The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower.  The obligation of the Borrower to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Loans made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)          Any lack of validity or enforceability of any Loan Document;

(ii)         Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

27

(iii)        Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)        The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v)         Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)        The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)       Any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;

(viii)      Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)         Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)          Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi)         Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii)        Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii)       Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower suffered by the Borrower that is caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in good faith, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

28

(g)          [Reserved].

(h)          Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrower) for its pro rata share (based on such Lender’s Revolving Commitment Percentage) of any and all reasonable out-of-pocket expenses (including reasonable attorneys’ fees) which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any Guarantor’s obligations to reimburse draws thereunder or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank (to the extent such expenses are required to be reimbursed by the Borrower pursuant to Section 10.2) within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Percentage) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of the Borrower’s failure to pay; provided, however, that if the Borrower shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

(i)          Subject to the appointment and acceptance of a successor issuer below in the event there is only one Issuing Bank, any Issuing Bank may resign as Issuing Bank upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. If any Issuing Bank shall resign as Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit, whereupon, subject to acceptance of such appointment by such successor issuer, such successor issuer shall succeed to the rights, powers and duties of such resigning Issuing Bank, and the term “Issuing Bank” shall include such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Borrower shall pay to the resigning Issuing Bank all accrued fees pursuant to Section 2.5(c)(ii) hereof. The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Issuing Bank shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents. In the event there is only one Issuing Bank and none of the other Lenders accepts such appointment within ninety (90) days after any Issuing Bank submitted its notice of resignation, such Issuing Bank’s resignation shall still be effective if such Issuing Bank determines in good faith that it is either unable or that it is commercially unreasonable for it to continue to issue Letters of Credit hereunder. After the resignation of any Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Issuing Bank’s resignation as Issuing Bank, the provisions of this Agreement relating to such Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (i) while it was Issuing Bank under this Agreement or (ii) at any time with respect to Letters of Credit issued by such Issuing Bank. For the avoidance of doubt, any resignation by an Issuing Bank shall not affect the Letters of Credit issued by such Issuing Bank prior to such resignation.

(j)          Any Issuing Bank which ceases to be a Lender pursuant to Section 10.12(b) or 10.16 shall also cease to be an Issuing Bank hereunder.

29

Section 2.3          Manner of Borrowing and Disbursement of Loans.

(a)          Choice of Interest Rate, etc. Any Loan (including any initial Loan made on the Closing Date but excluding Swing Loans) shall, at the option of the Borrower, be made either as a Base Rate Loan or as a Eurodollar Loan; provided, however, that (i) if the Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Loan is to be repaid, continued or converted on a Payment Date, such Eurodollar Loan shall be converted to a Base Rate Loan on the Payment Date in accordance with Section 2.4(a)(iii) and (ii) the Borrower may not select a Eurodollar Loan (A) with respect to a Loan, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.2 or (B) if, at the time of such Loan or at the time of the continuation of, or conversion to, a Eurodollar Loan pursuant to Section 2.3(c), an Event of Default exists unless the Required Lenders so consent in writing. Any notice given to the Administrative Agent in connection with a requested Loan hereunder shall be given to the Administrative Agent prior to 12:00 noon (Atlanta, Georgia, time) in order for such Business Day to count toward the minimum number of Business Days required.

(b)          Base Rate Loans.

(i)          Initial and Subsequent Loans. The Borrower shall give the Administrative Agent in the case of Base Rate Loans irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) on the date of such Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

(ii)          Repayments and Conversions. The Borrower may (A) subject to Section 2.6, at any time without prior notice repay a Base Rate Loan or (B) upon at least three (3) Business Days irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of any Base Rate Loan to one or more Eurodollar Loans. Upon the date indicated by the Borrower, such Base Rate Loan shall be so repaid or converted.

(iii)          Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Base Rate Loan shall be in an amount of no less than $1,000,000 and in an integral multiple of $100,000 in excess thereof.

(c)          Eurodollar Loans.

(i)          Initial and Subsequent Loans. The Borrower shall give the Administrative Agent in the case of Eurodollar Loans irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) three (3) days prior to the date of such Eurodollar Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

(ii)          Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Loan, the Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Loan is to be continued as one or more new Eurodollar Loans and also specifying the new Eurodollar Loan Period applicable to each such new Eurodollar Loan (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Loan shall be so continued). Upon such Payment Date, any Eurodollar Loan (or portion thereof) not so continued shall be converted to a Base Rate Loan or be repaid.

30

(iii)        Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Loan shall be in an amount of no less than $1,000,000 and in an integral multiple of $1,000,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Loans then outstanding exceed eight (8).

(d)          Swing Loans.

(i)          Initial and Subsequent Loans. The Borrower shall give the Swing Bank notice by telephone no later than 12:00 noon (Atlanta, Georgia, time) on the date on which the Borrower wishes to receive a Swing Loan. If the Swing Bank, in its sole and absolute discretion, elects to make the requested Swing Loan, the Swing Bank shall provide an interest rate quote to the Borrower. If such interest rate is acceptable to the Borrower, the Borrower shall provide a Request for Loan to the Swing Bank, with a copy to the Administrative Agent, which specifies (i) the amount of the requested Swing Loan, (ii) the length of the requested Swing Loan (which shall not exceed one week), (iii) the Swing Rate, and (iv) instructions for the disbursement of the proceeds of the Swing Loan; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Loan date. In the event that the Swing Bank elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrower pursuant to the disbursement instructions in the applicable Request for Loan by no later than 2:00 p.m. (Atlanta, Georgia time) on the date that Borrower requests such Swing Loan.

(ii)          Repayments and Conversions. The Swing Bank shall notify the Administrative Agent, and the Administrative Agent shall notify each Lender, each Friday by 3:00 p.m. (Atlanta, Georgia, time) of the amount of all Swing Loans outstanding. Each Lender shall before 12:00 noon (Atlanta, Georgia, time) on the next Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share (based on its Revolving Commitment Percentage) of such Swing Loans. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan that is a Base Rate Loan, notwithstanding any failure of the Borrower to satisfy the conditions in Section 4.2. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Bank. Additionally, if at any time any Swing Loans exist, any of the events described in clauses (g) or (h) of Section 8.1 shall have occurred, then each Lender shall automatically and without any action on the part of the Swing Bank, the Borrower, the Administrative Agent or the Lenders, be deemed to have purchased an undivided participation in the Swing Loans in an amount equal to such Lender’s Revolving Commitment Percentage and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.3(f).

31

(e)          Notification of Lenders. Upon receipt of a (i) Request for Loan or a telephone or telecopy request for Loan, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from the Borrower with respect to the prepayment of any outstanding Eurodollar Loan prior to the Payment Date for such Loan, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Loan. Each Lender shall, not later than 2:00 p.m. (Atlanta, Georgia, time) on the date specified for such Loan (under clause (i) or (ii) above) in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Loan in immediately available funds.

(f)          Disbursement. Prior to 4:00 p.m. (Atlanta, Georgia, time) on the date of a Loan hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to a deposit account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option by effecting a wire transfer of such amounts to another deposit account designated by the Borrower to the Administrative Agent in a written Request for Loan or (ii) in the case of a Loan the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.2, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. (Atlanta, Georgia, time) on the date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Loan, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Loan and the Administrative Agent may, in its sole and absolute discretion and in reliance upon such assumption, make available to the applicable Borrower or the Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent by 1:00 p.m. (Atlanta, Georgia time) on the date of any Loan, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower or the Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Loan for purposes of this Agreement and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the applicable Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The failure of any Lender to fund its portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Loan on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

32

(g)          Deemed Requests for Loan. Unless payment is otherwise timely made by the Borrower, the becoming due of any Obligation (other than any Bank Products Obligations) shall be deemed irrevocably to be a Request for Loan on the due date of, and in an aggregate amount required to pay such Obligation (other than any Bank Products Obligations), and the proceeds of a Revolving Loan that is a Base Rate Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation. The Lenders shall have no obligation to the Borrower to honor any deemed Request for Loan under this Section 2.3(g) unless, subject to the funding requirements of the Lenders under Sections 2.2(d) and 2.3(b)(ii), all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and without regard to the failure by the Borrower to satisfy any of the conditions set forth in Section 4.2. No further authorization, direction or approval by the Borrower shall be required for any deemed Request for Loan under this Section 2.3(g). The Administrative Agent shall promptly provide to the Borrower written notice of any Loan made pursuant to this Section 2.3(g).

Section 2.4          Interest.

(a)          On Loans. Interest on the Loans, subject to Sections 2.4(b) and (c), shall be payable as follows:

(i)          On Base Rate Loans. Interest on each Base Rate Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each calendar quarter and on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Loan at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin for Base Rate Loans.

(ii)          On Eurodollar Loans. Interest on each Eurodollar Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable in arrears on (x) the Payment Date, and (y) if the Eurodollar Loan Period is greater than three (3) months, on the last day of each three (3) month period ending prior to the Payment Date and on the Payment Date. Interest on Eurodollar Loans shall also be payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Eurodollar Loan at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Loan and (B) the Applicable Margin for Eurodollar Loans.

(iii)          If No Notice of Selection of Interest Rate. If the Borrower fails to give the Administrative Agent timely notice of its selection of the Base Rate or a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Loan is not timely concluded, the Base Rate shall apply to such Loan. If the Borrower fails to elect to continue any Eurodollar Loan prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.3, as applicable, the Base Rate shall apply to such Loan commencing on and after such Payment Date.

(iv)          On Swing Loans. Interest on each Swing Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each calendar quarter and on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Swing Loan at the Swing Rate.

33

(b)          Upon Default. During the existence of an Event of Default, interest on the Obligations shall, at the written request of the Required Lenders, accrue at the Default Rate; provided, however, that the Default Rate shall automatically be deemed to have been invoked at all times when the Obligations have been accelerated or deemed accelerated pursuant to Section 8.2(g) or Section 8.2(h). Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 10.12, (ii) agreement by the Required Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Commitments, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c)          Computation of Interest. In computing interest on any Loan, the date of making the Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Loan.

Section 2.5          Fees.

(a)          Fee Letters. The Borrower agrees to pay any and all fees that are set forth in any fee letter executed in connection with this Agreement at the times specified therein.

(b)          Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Percentages, a commitment fee (“Commitment Fee”) on the amount by which the Revolving Loan Commitment exceeded the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans) during the Availability Period, at the per annum rate determined daily in accordance with Annex I. Such Commitment Fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the last day of the Availability Period.

(c)          Letter of Credit Fees.

(i)          The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Percentages, a fee on the stated amount of each Letter of Credit for each day from the Date of Issue through the expiration date of each Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate per annum equal to the Applicable Margin in effect from time to time with respect to Eurodollar Loans plus, at all times when the Default Rate is in effect, 2.00%. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(ii)          The Borrower shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the stated amount of each Letter of Credit for each day from the Date of Issue through the stated expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate of 0.175% per annum, which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit, which fees, in each case, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

34

(d)          Ticking Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective DDTL Commitment Percentages, from the date that is thirty (30) days after the Closing Date through the earlier of (i) the date on which the Available DDTL Commitment equals zero and (ii) the DDTL Commitment Termination Date, a ticking fee (“Ticking Fee”) on the daily Available DDTL Commitment, at the per annum rate determined daily in accordance with Annex I. Such Ticking Fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the DDTL Commitment Termination Date.

(e)          Computation of Fees; Additional Terms Relating to Fees. In computing any fees payable under this Section 2.5, the first day of the applicable period shall be included and the date of the payment shall be excluded. All fees payable under or in connection with this Agreement and the other Loan Documents shall be deemed fully earned when and as they become due and payable and, once paid, shall be non-refundable, in whole or in part.

Section 2.6          Prepayment/Cancellation of Commitments.

(a)          Any Base Rate Loan may be repaid in full or in part at any time, without premium, penalty or prior notice; and any Eurodollar Loan may be prepaid without premium or penalty prior to the Payment Date, upon three (3) Business Days prior written notice to the Administrative Agent, provided, that the Borrower shall reimburse each Lender, to the extent requested by such Lender, for any loss or reasonable out-of-pocket expense incurred by such Lender in connection with such prepayment, in accordance with Section 2.10. Each notice of prepayment of any Eurodollar Loan shall be irrevocable, and each prepayment shall include the accrued interest on the amount so prepaid. Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment. Notwithstanding the foregoing, the Borrower shall not make any repayment or prepayment of the Revolving Loans unless there are no Swing Loans. Except as provided in Section 2.6(b), any repayment or prepayment of Revolving Loans shall not reduce the Revolving Loan Commitment. All DDTL Loan prepayments shall be applied as directed by the Borrower at the time of such prepayment (or, in the absence of such direction, in the direct order of maturity).

(b)          The Borrower shall have the right, at any time, upon at least three (3) Business Days prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Percentages; provided, that (i) any such partial reduction shall be made in an amount not less than (x) $25,000,000 or (y) if the Revolving Loan Commitment is less than $25,000,000 on the date of such partial reduction, the amount of the Revolving Loan Commitment on such date, (ii) the Revolving Loan Commitment may not be reduced to an amount below the Letter of Credit Obligations (unless the Revolving Loan Commitment is cancelled and the Letter of Credit Obligations are cash collateralized as set forth below), and (iii) in connection with any partial reduction in the Revolving Loan Commitment, the Letter of Credit Commitment shall be automatically reduced on a pro rata basis with the Revolving Loan Commitment. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall immediately (1) pay to the Administrative Agent for the account of the Lenders the amount necessary to repay in full the Loans or reduce the Loans to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the Commitment Fee set forth in Section 2.5(b) accrued through the date of the reduction, with respect to the amount reduced, or cancellation, (2) reimburse each Lender, to the extent requested by such Lender, for any loss or out-of-pocket expense incurred by such Lender in connection with such payment in accordance with Section 2.10 and (3) if such cancellation or reduction results in the Revolving Loan Commitment being less than the Letter of Credit Obligations, secure the Letter of Credit Obligations through the delivery of cash collateral, or, in the sole and absolute discretion of the applicable Issuing Bank that provided the Letter of Credit in connection with such Letter of Credit Obligations and the Administrative Agent, a “back-stop” letter of credit, in form and substance satisfactory to the applicable Issuing Bank that provided the Letter of Credit in connection with such Letter of Credit Obligations and the Administrative Agent, in an amount equal to one hundred three percent (103%) of the excess Letter of Credit Obligations.

35

(c)          The Borrower shall have the right, at any time, upon at least three (3) Business Days prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the DDTL Commitment on a pro rata basis among the Lenders in accordance with their respective DDTL Commitment Percentages; provided, that any such partial reduction shall be made in an amount not less than (i) $25,000,000 or (ii) if the Available DDTL Commitment is less than $25,000,000 on the date of such partial reduction, the amount of the Available DDTL Commitment on such date. As of the date of cancellation or reduction set forth in such notice, the DDTL Commitment shall be permanently canceled or reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall immediately pay to the Administrative Agent for the account of the Lenders the Ticking Fee set forth in Section 2.5(d) accrued through the date of the reduction, with respect to the amount reduced, or cancellation.

(d)          Upon at least three (3) Business Days’ prior written notice to Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Loan Commitment or DDTL Commitment of a Defaulting Lender, and in such event the provisions of Section 2.15 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender may have against such Defaulting Lender.

Section 2.7          Repayment.

(a)          The Revolving Loans. The Revolving Loans shall be due and payable in full in cash on the Revolving Loan Maturity Date.

(b)          DDTL Loans.

(i)          The DDTL Loans shall be repaid on the last day of each fiscal quarter prior to the DDTL Maturity Date, commencing with the fiscal quarter ending March 31, 2018, in such amounts as set forth below:

Repayment Date	Percentage of the DDTL Loans on the DDTL Commitment Termination Date
Quarters 5 (March 31, 2018) -8	0.625%
Quarters 9-12	1.25%
Quarters 13-19	1.875%
Quarters 20-27 (as applicable)	1.875%

36

(ii)          If the DDTL Maturity Date is extended pursuant to Section 2.16(b), (a) the unpaid DDTL Loans of the Declining DDTL Lenders shall be due and payable on the non-extended DDTL Maturity Date and (b) the DDTL Loans of each Extending DDTL Lender shall be repaid consistent with clause (i) above.

(iii)         The unpaid DDTL Loans shall be due and payable on the DDTL Maturity Date.

(c)          Mandatory Repayment. If at any time the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment, as reduced pursuant to Section 2.6 or otherwise, the Borrower shall immediately repay the Swing Loans and the Revolving Loans in an amount equal to such excess, together with all accrued interest on such excess amount and any amounts due under Section 2.10. Each prepayment shall be applied as follows: first, to the Swing Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof. If, after giving effect to prepayment of all Swing Loans and Revolving Loans, the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued fees thereon.

Section 2.8          Notes; Loan Accounts.

(a)          This Agreement evidences the obligation of the Borrower to repay the Loans and it is not necessary for a promissory note to be issued, however, upon request by any Lender, the Loans may be evidenced by a Revolving Loan Note and DDTL Loan Note.

(b)          The Administrative Agent shall open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of each Loan made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

37

Section 2.9          Manner of Payment.

(a)          When Payments Due.

(i)          Each payment (including any prepayment) by the Borrower on account of the principal, interest, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Atlanta, Georgia, time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (Atlanta, Georgia, time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii)          Except as provided in the definition of “Eurodollar Loan Period”, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)          No Deduction.

(i)          Any and all payments of principal and interest, fees, indemnity or expense reimbursements, and any other amounts by any Credit Party hereunder or under any other Loan Documents (the “Credit Party Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Credit Party Payments and all interest, penalties or similar liabilities with respect thereto (excluding any Excluded Taxes, collectively, “Indemnified Taxes”). If any Credit Party shall be required to deduct any Indemnified Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (x) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9(b)(i)), such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (y) the applicable Credit Party shall make such deductions, and (z) the applicable Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(ii)          In addition, the Credit Parties shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document excluding, however, such taxes, charges or levies imposed as a result of an assignment or participation (other than an assignment that occurs as a result of a request by the Borrower unless such Lender is being replaced due to its status as a Defaulting Lender) (such taxes being “Other Taxes”).

38

(iii)          The Credit Parties shall indemnify the members of the Lender Group for the full amount of Indemnified Taxes and Other Taxes with respect to Credit Party Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority; provided, that the Credit Parties shall not be required to indemnify the Administrative Agent, any Lender, or the Issuing Bank for any amount pursuant to this Section 2.9(b) incurred more than six months prior to the date the Administrative Agent, such Lender, or such Issuing Bank notifies such Credit Party in writing of such amounts. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor. If, in the reasonable determination of the Credit Parties, any such Indemnified Taxes or Other Taxes are incorrectly or illegally imposed or asserted by the relevant Governmental Authority, the members of the Lender Group shall, at the Credit Parties’ expense, use commercially reasonable efforts to cooperate with the Credit Parties to recover such Indemnified Taxes or Other Taxes, provided that no Lender Group member shall be required to do so if doing so would place such Lender Group member in a less favorable net after-tax position than such Lender Group member would otherwise have been in. If any Indemnified Taxes or Other Taxes for which the Administrative Agent or any member of the Lender Group has received indemnification from a Credit Party hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such member, the Administrative Agent or such member, as the case may be, shall promptly forward to the applicable Credit Party any such refunded amount (after deduction of any Indemnified Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by the applicable Credit Party pursuant to this Section 2.9(b).

(iv)          Each Lender and Issuing Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent that a Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any taxes attributable to such Lender’s failure to maintain a Participant Register as required by Section 10.5 and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent or the Borrower, as applicable, shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph (iv).

39

(v)          As soon as practicable after the date of any payment of Indemnified Taxes or Other Taxes by a Credit Party to the relevant Governmental Authority, the applicable Credit Party will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(vi)         Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.9(b)(vi)(A)- (C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(A)          On or prior to the Closing Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance or pursuant to Section 2.16 or 2.17, on or prior to the effective date of such Assignment and Acceptance or joinder pursuant to Section 2.16 or 2.17, each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agent and the Borrower with either (A) two (2) properly executed originals of Form W-8ECI, Form W-8BEN, and Form W-8BEN-E (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or Bank Products Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents and Bank Products Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents or Bank Products Documents.

40

(B)          Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each such Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower.

(C)          In addition, if a payment made to a Lender, Administrative Agent, or Issuing Bank (and, in each case, any financial institution through which any payment is made subject to such recipient) under any Loan Document would be subject to United States federal withholding imposed by FATCA if such Lender, Administrative Agent, or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA, such Lender, Administrative Agent, or Issuing Bank shall deliver to the Administrative Agent and the Borrower such forms or other documents as shall be prescribed by Applicable Law, if any, or as otherwise reasonably requested, as may be necessary for the Administrative Agent or the Borrower, as applicable, to determine that such payment is exempt from withholding under FATCA.

(vii)         The Credit Parties shall not be required to indemnify any Lender, or to pay any additional amounts to such Lender pursuant to Section 2.9(b)(i) or (b)(iii) above to the extent that the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Lender became a party to this Agreement (or, in the case of an assignee, on the effective date of the Assignment and Acceptance pursuant to which such assignee became a Lender) or, with respect to payments to a new lending office, the date such Lender designated such new lending office; provided, however, that this clause shall not apply to any Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Borrower; and provided further, however, that this clause shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation.

(viii)         Nothing contained in this Section 2.9(b) shall require any member of the Lender Group to make available to any Credit Party any of its tax returns (or any other information) that it deems confidential or proprietary.

(ix)          If any member of the Lender Group determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.9(b) (including additional amounts paid pursuant to this Section 2.9(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.9(b) with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Indemnified Taxes) of such member of the Lender Group and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.9(b)(ix) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.9(b)(ix), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.9(b)(ix) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Indemnified Taxes that it deems confidential) to the indemnifying party or any other Person.

41

Section 2.10          Reimbursement. Whenever any Lender shall sustain or incur any losses or out-of-pocket expenses as a result of (a) failure by the Borrower to borrow or continue any Eurodollar Loan, or convert any Base Rate Loan to a Eurodollar Loan, in each case, after having given notice of its intention to do so in accordance with Section 2.3 (whether by reason of the election of the Borrower not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Loan in whole or in part for any reason other than at the end of the applicable Eurodollar Loan Period for such Eurodollar Loan or (c) failure by the Borrower to prepay any Eurodollar Loan after giving notice of its intention to prepay such Eurodollar Loan, the Borrower agrees to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-deployment of funds prepaid, repaid, not borrowed, or paid, as the case may be, over the remainder of the Eurodollar Loan Period for such prepaid Loan. For purposes of calculating amounts payable to a Lender under this paragraph, each applicable Lender shall be deemed to have actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Loan and having a maturity and repricing characteristics comparable to the relevant Eurodollar Loan Period; provided, however, that each applicable Lender may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

Section 2.11         Pro Rata Treatment.

(a)          Loans. Each Loan under the Revolving Loan Commitment and DDTL Commitment, as applicable, shall be made pro rata by the Lenders on the basis of the respective Revolving Commitment Percentages and DDTL Commitment Percentages.

(b)          Payments. Each payment and prepayment of the Loans, and each payment of interest on the Loans received from the Borrower, shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective Revolving Commitment Percentages or DDTL Commitment Percentages, as applicable (except (i) in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.15 and (ii) as permitted by Sections 2.6(d) and 2.16). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans in excess of its ratable share of Loans based on its Revolving Commitment Percentage or DDTL Commitment Percentage, as applicable (or in violation of any restriction set forth in Section 2.15), such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

42

Section 2.12         Application of Payments.

(a)          Prior to the exercise of remedies pursuant to Section 8.2, including acceleration of the Obligations, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.7(c) (which shall be applied as earmarked or, with respect to payments under Section 2.7(c), as set forth in Section 2.7(c)) shall be distributed by the Administrative Agent in the following order of priority:

FIRST, to the payment of out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents, in each case to the extent required to be reimbursed by the Borrower pursuant to Section 10.2;

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank under the Loan Documents;

THIRD, to the payment of all accrued fees and interest payable to the Lenders under this Agreement;

FOURTH, to the payment of principal then due and payable on the Swing Loans;

FIFTH, to the payment of principal then due and payable on the Revolving Loans and DDTL Loans;

SIXTH, to the payment of the Bank Products Obligations then due and payable;

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.12(a) then due and payable; and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

(b)          Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the exercise of remedies pursuant to Section 8.2, including acceleration of the Obligations, payments and prepayments with respect to the Obligations made to the Administrative Agent for the benefit of the Lenders, the Lender Group, or any of them, or otherwise received by any member of the Lender Group shall be distributed in the following order of priority (subject to Section 2.11):

43

FIRST, to the payment of out-of-pocket expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents, in each case to the extent required to be reimbursed by the Borrower pursuant to Section 10.2;

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank under the Loan Documents;

THIRD, to the payment of out-of-pocket expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Lenders with respect to enforcing their rights under the Loan Documents, in each case to the extent required to be reimbursed by the Borrower pursuant to Section 10.2;

FOURTH, to the payment of all accrued fees and interest payable to the Lenders under this Agreement;

FIFTH, to the payment of the principal of the Swing Loans then outstanding;

SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans; (ii) the payment of principal on the DDTL Loans, (iii) the Letter of Credit Reserve Account to the extent of one hundred three percent (103%) of any Letter of Credit Obligations; and (iv) to the Bank Products Obligations; provided, however, that no proceeds realized from any Guaranty of a Credit Party who is not a Qualified ECP Guarantor shall be applied to the payment of Hedge Obligations;

SEVENTH, to any other Obligations not otherwise referred to in this Section 2.12(b); and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

Section 2.13         All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrower.

Section 2.14          Maximum Rate of Interest. The Borrower and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Closing Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Loans to the extent of such excess.

44

Section 2.15         Defaulting Lenders.

(a)          Cash Collateral.

(i)          At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Letter of Credit Obligations in an amount equal to the portion of such Letter of Credit Obligations with respect to such Defaulting Lender (determined after giving effect to Section 2.15(b)(v) and any cash collateral provided by such Defaulting Lender) in an amount not less than 103% of the portion of the Letter of Credit Obligations of such Defaulting Lender.

(ii)          The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that such cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(iii)          Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.15(a) or Section 2.15(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or Letter of Credit Obligations (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)          Cash collateral (or the appropriate portion thereof) provided to secure any Letter of Credit Obligations shall no longer be required pursuant to this Section 2.15(a) following the earliest to occur of (A) the elimination of the applicable Letter of Credit Obligations (including by the termination of Defaulting Lender status of the applicable Lender), (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral and (C) the determination that the applicable Defaulting Lender is no longer a Defaulting Lender; provided that, subject to Section 2.15(b) through (d) the Person providing cash collateral and each Issuing Bank may agree that cash collateral shall be held to support future anticipated Letter of Credit Obligations or other obligations.

45

(b)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 10.12.

(ii)          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.12 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Bank hereunder; third, to Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with Section 2.15(a); fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize future Letter of Credit Obligations with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of any Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Revolving Loan Commitments without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

46

(iii)          No Defaulting Lender shall be entitled to receive any Commitment Fee or Ticking Fee pursuant to Section 2.5 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.5(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15(a).

(iv)          With respect to any Commitment Fee, Ticking Fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (iii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any Commitment Fee or Letter of Credit fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (v) below, (y) to the extent any portion of such Defaulting Lender’s participation in Letters of Credit or Swing Loans cannot be so reallocated, pay to each Issuing Bank and Swing Bank, as applicable, the amount of any Commitment Fee or Letter of Credit fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Commitment Fee, Ticking Fee or Letter of Credit fee.

(v)          All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata shares (based on its Revolving Commitment Percentage) of the Revolving Loan Commitment (calculated without regard to such Defaulting Lender’s portion of the Revolving Loan Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s portion of the Revolving Loan Commitment. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(vi)          If the reallocation described in clause (v) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Loans with respect to such Defaulting Lender and (y) second, Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.15(a).

(c)          Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments (without giving effect to Section 2.15(b)(v), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

47

(d)          New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Bank shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16         Extension of Maturity Date.

(a)          Revolving Loan Maturity Date.

(i)          After the first anniversary of the Closing Date, but at least forty-five (45) days prior to the Revolving Loan Maturity Date then in effect, the Borrower may, by written notice to the Administrative Agent, request that the Revolving Loan Maturity Date then in effect be extended by one calendar year, effective as of a date selected by the Borrower (the “Revolving Loan Extension Effective Date”); provided, that (i) the Borrower may only make one such request in any calendar year and no more than two such requests during the term of this Agreement and (ii) the Revolving Loan Extension Effective Date shall be at least forty-five (45) days, but not more than 60 days, after the date such extension request is received by the Administrative Agent (the “Revolving Loan Extension Request Date”). Upon receipt of the extension request, the Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its sole discretion, to so extend the Revolving Loan Maturity Date applicable to its Revolving Loan Commitment (a “Extending Revolving Loan Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than fifteen (15) days after the Revolving Loan Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Revolving Loan Lender's agreement to extend the Revolving Loan Maturity Date applicable to such Lender’s Revolving Loan Commitment (and such agreement shall be irrevocable). The Revolving Loan Commitment of any Lender that fails to accept or respond to the Borrower’s request for an extension of the Revolving Loan Maturity Date (a “Declining Revolving Loan Lender”) shall be terminated on the Revolving Loan Maturity Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Revolving Loan Maturity Date the Borrower shall pay in full the Revolving Loans owing to such Declining Revolving Loan Lender, together with all accrued interest thereon and all accrued Commitment Fees and Letter of Credit fees owing to such Declining Revolving Loan Lender under this Agreement and (to the extent that such Declining Revolving Loan Lender shall cease to be a Lender under this Agreement as of such date) all other amounts due to such Declining Revolving Loan Lender under this Agreement.

48

(ii)          The Administrative Agent shall promptly notify each Extending Revolving Loan Lender of the aggregate Revolving Loan Commitments of the Declining Revolving Loan Lenders. Each Extending Revolving Loan Lender may offer to increase its respective Revolving Loan Commitment by an amount not to exceed the aggregate amount of the Declining Revolving Loan Lenders' Revolving Loan Commitments, and such Extending Revolving Loan Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Revolving Loan Commitment no later than thirty (30) days after the Revolving Loan Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and such offer shall be irrevocable. To the extent the aggregate amount of additional Revolving Loan Commitments that the Extending Revolving Loan Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining Revolving Loan Lenders' Revolving Loan Commitments, such additional Revolving Loan Commitments shall be reduced on a pro rata basis. To the extent the aggregate amount of Revolving Loan Commitments that the Extending Revolving Loan Lenders have so offered to extend is less than the aggregate amount of Revolving Loan Commitments that the Borrower has so requested to be extended, the Borrower shall have the right to seek additional Revolving Loan Commitments from other Eligible Assignees. Once the Borrower has obtained offers to provide the full amount of any Declining Revolving Loan Lender’s Commitments (whether from Extending Revolving Loan Lenders or other Persons), the Borrower shall have the right but not the obligation to require any Declining Revolving Loan Lender to (and any such Declining Revolving Loan Lender shall) assign in full its rights and obligations under this Agreement to one or more Eligible Assignees (which may be, but need not be, one or more of the Extending Revolving Loan Lenders) which at the time agree to, in the case of any such Person that is an Extending Revolving Loan Lender, increase its Revolving Loan Commitment and in the case of any other such Person (a “New Revolving Loan Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.5, (ii) such Declining Revolving Loan Lender receives payment in full of the Revolving Loans owing to such Declining Revolving Loan Lender, together with all accrued interest thereon and all Commitment Fees and Letter of Credit fees accrued under this Agreement and (to the extent that such Declining Revolving Loan Lender shall cease to be a Lender under this Agreement as of such date) all other amounts due to such Declining Revolving Loan Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such Revolving Loan Extension Effective Date as may be specified by the Borrower and agreed to by the respective New Revolving Loan Lenders and Extending Revolving Loan Lenders, as the case may be, and the Administrative Agent.

(iii)          If, but only if, Extending Revolving Loan Lenders and New Revolving Loan Lenders, as the case may be, with aggregate Revolving Commitment Percentages greater than 50% have agreed to extend the Revolving Loan Maturity Date and the conditions precedent in Section 4.2 are met, the Revolving Loan Maturity Date in effect with respect to the Revolving Loan Commitments of such Extending Revolving Loan Lenders and New Revolving Loan Lenders shall be extended by twelve (12) months.

(b)          DDTL Maturity Date.

(i)          After the first anniversary of the Closing Date, but at least forty-five (45) days prior to the DDTL Maturity Date then in effect, the Borrower may, by written notice to the Administrative Agent, request that the DDTL Maturity Date then in effect be extended by one calendar year, effective as of a date selected by the Borrower (the “DDTL Extension Effective Date”); provided, that (i) the Borrower may only make one such request in any calendar year and no more than two such requests during the term of this Agreement and (ii) the DDTL Extension Effective Date shall be at least forty-five (45) days, but not more than 60 days, after the date such extension request is received by the Administrative Agent (the “DDTL Extension Request Date”). Upon receipt of the extension request, the Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its sole discretion, to so extend the DDTL Maturity Date applicable to its DDTL Commitment (an “Extending DDTL Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than fifteen (15) days after the DDTL Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending DDTL Lender's agreement to extend the DDTL Maturity Date applicable to such Lender’s DDTL Commitment (and such agreement shall be irrevocable). The DDTL Commitment of any Lender that fails to accept or respond to the Borrower’s request for an extension of the DDTL Maturity Date (a “Declining DDTL Lender”) shall be terminated on the DDTL Maturity Date then in effect for such Lender (without regard to any extension by other Lenders) and on such DDTL Maturity Date the Borrower shall pay in full the DDTL Loans owing to such Declining DDTL Lender, together with all accrued interest thereon and all accrued Ticking Fees owing to such Declining DDTL Lender under this Agreement and (to the extent that such Declining DDTL Lender shall cease to be a Lender under this Agreement as of such date) all other amounts due to such Declining DDTL Lender under this Agreement.

49

(ii)          The Administrative Agent shall promptly notify each Extending DDTL Lender of the aggregate DDTL Loans of the Declining DDTL Lenders. Each Extending DDTL Lender may offer to increase its respective DDTL Loan by an amount not to exceed the aggregate amount of the Declining DDTL Lenders' DDTL Loans, and such Extending DDTL Lender shall deliver to the Administrative Agent a notice of its offer to so increase its DDTL Loan no later than 30 days after the DDTL Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and such offer shall be irrevocable. To the extent the aggregate amount of additional DDTL Loans that the Extending DDTL Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining DDTL Lenders' DDTL Loans, such additional DDTL Loans shall be reduced on a pro rata basis. To the extent the aggregate amount of DDTL Loans that the Extending DDTL Lenders have so offered to extend is less than the aggregate amount of DDTL Loans that the Borrower has so requested to be extended, the Borrower shall have the right to seek additional DDTL Loans from other Eligible Assignees. Once the Borrower has obtained offers to provide the full amount of any Declining DDTL Lender’s Loans (whether from Extending DDTL Lenders or other Persons), the Borrower shall have the right but not the obligation to require any Declining DDTL Lender to (and any such Declining DDTL Lender shall) assign in full its rights and obligations under this Agreement to one or more Eligible Assignees (which may be, but need not be, one or more of the Extending DDTL Lenders) which at the time agree to, in the case of any such Person that is an Extending DDTL Lender, increase its DDTL Loan and in the case of any other such Person (a “New DDTL Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.5, (ii) such Declining DDTL Lender receives payment in full of the DDTL Loans owing to such Declining DDTL Lender, together with all accrued interest thereon and all Ticking Fees accrued under this Agreement and (to the extent that such Declining DDTL Lender shall cease to be a Lender under this Agreement as of such date) all other amounts due to such Declining DDTL Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such DDTL Extension Effective Date as may be specified by the Borrower and agreed to by the respective New DDTL Lenders and Extending DDTL Lenders, as the case may be, and the Administrative Agent.

50

(iii)          If, but only if, Extending DDTL Lenders and New DDTL Lenders, as the case may be, with aggregate DDTL Commitment Percentages greater than 50% have agreed to extend the DDTL Maturity Date and the conditions precedent in Section 4.2 are met, the DDTL Maturity Date in effect with respect to the DDTL Commitments of such Extending DDTL Lenders and New DDTL Lenders shall be extended by twelve (12) months.

Section 2.17         Incremental Revolving Loan Commitment.

(a)          Request for Increase. Provided that no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, upon written notice (the “Increase Notice”) to the Administrative Agent (which shall promptly notify the Lenders and provide the Lenders with a copy of the Increase Notice), the Borrower may, at any time, request up to four (4) increases in the Revolving Loan Commitment in an amount not less than $25,000,000 per increase and not more than $500,000,000 in the aggregate. The Borrower (in consultation with the Administrative Agent) shall specify in the Increase Notice (A) the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date on which the Increase Notice was provided to such Lenders by the Administrative Agent); (B) the amount of the requested increase in the Revolving Loan Commitment; and (C) the date on which such increase is requested to become effective. For the avoidance of doubt, the parties hereto acknowledge and agree that any increase in the Revolving Loan Commitment provided pursuant to this Section 2.17 shall be deemed to be Revolving Loan Commitments made hereunder and shall have the same terms and conditions as the existing Revolving Loan Commitments hereunder including, without limitation, the same Maturity Date and Applicable Margin.

(b)          Lender Elections to Increase. None of the Lenders nor the Issuing Bank shall have any obligation to provide any additional amounts requested by the Borrower. If any Lender wishes to increase its portion of the Revolving Loan Commitment, such Person must provide to the Administrative Agent, within the time period specified in the Increase Notice, a written commitment for the amount of such Lender’s requested allocation of the additional portion of the Revolving Loan Commitment specified in the Increase Notice. Any Lender that does not provide its written commitment within the time period specified in the Increase Notice shall be deemed to have declined to increase its portion of the Revolving Loan Commitment.

(c)          Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request under Section 2.17(b). If the aggregate increase provided by the existing Lenders is less than the requested increase, subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld), the Borrower may invite additional Eligible Assignees to become Lenders, pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)          Effective Date and Allocations. If the Revolving Loan Commitment is increased in accordance with this Section 2.17, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase, but in no event will the allocation be greater than the participating Lender’s Revolving Commitment Percentage without such Lender’s consent. The Administrative Agent shall promptly notify the Borrower and the Lenders, including any proposed new lenders, of the final allocation of such increase and the Increase Effective Date. From and after the Increase Effective Date, subject to the satisfaction of the conditions specified in Section 2.17(e) below, the Revolving Loan Commitment shall be increased and the new lenders shall be Lenders for all purposes under this Agreement. On the Increase Effective Date, the Borrower, each Lender that is increasing its portion of the Revolving Loan Commitment, each additional Eligible Assignee that is becoming an additional Lender and the Credit Parties shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify (including any Assignments and Acceptances and new or replacement Revolving Loan Notes, as requested by the Lenders) to give effect to any such increase in the Revolving Loan Commitment. This Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the Revolving Loan Commitment in accordance with this Section 2.17.

51

(e)          Conditions to Effectiveness of Increase. As a condition precedent to such increase, all conditions precedent in Section 4.2 must be satisfied and the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party (A) dated as of the Increase Effective Date (with sufficient copies for each Lender if requested by the Administrative Agent) signed by the chief financial officer, treasurer or an officer with similar responsibilities of the Borrower approving or consenting to such increase, (B) certifying that (1) the resolutions authorizing such increase are true, correct, and effective as of the Increase Effective Date and, before and after giving effect to such increase, the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in Section 5.1(i) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1 or 6.2, (2) no Default or Event of Default exists and is continuing, and (3) both before and after giving effect to such increase, as evidenced by a Compliance Certificate, the Borrower is in compliance with the Financial Covenants for the four (4) fiscal quarter period immediately preceding the Increase Effective Date for which financial statements for the Borrower have been delivered pursuant to Sections 6.1 or 6.2. The Borrower shall, at the request of the Administrative Agent, deliver such opinions of counsel as the Administrative Agent may request in its reasonable discretion. In the event of an increase in the Revolving Loan Commitment in accordance with this Section 2.17, the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitment Percentages arising from any nonratable increase in the Lenders’ respective portions of the Revolving Loan Commitment under this Section (and Borrower shall be liable for any costs under Section 2.10 to the extent requested by a Lender in accordance with Section 2.10).

(f)          The parties hereto hereby acknowledge and agree that any increase in the Revolving Loan Commitment in accordance with this Section 2.17 shall not increase the Letter of Credit Commitment.

(g)          This Section 2.17 shall supersede any provisions in Section 2.11 to the contrary.

ARTICLE 3

GUARANTY

Section 3.1          Guaranty.

(a)          Each Guarantor hereby, jointly and severally, guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses (to the extent such fees and expenses are required to be reimbursed by the Borrower pursuant to Section 10.2) if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

52

(b)          Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations) and the Commitments shall have been terminated.

(c)          Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

(d)          The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, increase, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole and absolute discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e)          Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until the performance of and payment in full in cash of the Obligations (without possibility of recourse, whether by operation of law or otherwise) and the termination of the Commitments, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrower, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

53

(f)          The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrower shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior payment in full in cash of the Obligations to the satisfaction of the Lender Group and the termination of the Commitments.

(g)          The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h)          Upon the bankruptcy or winding up or other distribution of assets of the Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrower to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against the Borrower, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.

(i)          Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof or any security for any of the Obligations, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against the Borrower, (vi) until the Obligations shall have been paid in full in cash (or in the case of a Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations), and all Commitments have been terminated, all rights of subrogation, indemnification, contribution and reimbursement from the Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations, and (vii) any and all rights under any Applicable Law governing guaranties or sureties. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including the Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

54

(j)         This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrower to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of the Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k)         This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed.

(l)          Each Guarantor is a direct or indirect wholly-owned Domestic Subsidiary of the Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrower, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m)         The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

Section 3.2          Special Provisions Applicable to New Guarantors. Pursuant to Section 6.10 of this Agreement, any new Domestic Subsidiary (other than Excluded Subsidiaries and Immaterial Subsidiaries) of the Borrower may be required to enter into this Agreement as a Guarantor by executing and delivering to the Administrative Agent a Joinder Supplement. Upon the execution and delivery of a Joinder Supplement by such new Domestic Subsidiary, such new Domestic Subsidiary shall become a Guarantor and Credit Party hereunder with the same force and effect as if originally named as a Guarantor or Credit Party herein. The execution and delivery of any Joinder Supplement (or any joinder to any other applicable Loan Document) adding an additional Guarantor as a party to this Agreement (or any other applicable Loan Document) shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

55

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1          Conditions Precedent to Initial Loan. The obligations of the Lenders to make Loans, and the obligation of the Issuing Bank to issue any Letter of Credit, are subject to the fulfillment of each of the following conditions on or before December 21, 2016:

(a)          The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Lender Group:

(i)          This Agreement duly executed by the Borrower, the Guarantors, the Lenders, and the Administrative Agent;

(ii)          Any Revolving Loan Notes and DDTL Loan Notes requested by any Lender duly executed by the Borrower;

(iii)         Customary legal opinions of Womble Carlyle Sandridge & Rice, LLP, counsel to the Credit Parties, as well as any local counsel to the Credit Parties (if reasonably requested by the Administrative Agent), addressed to the Lender Group, covering the transactions contemplated by the Loan Documents;

(iv)         If Loans are to be made on the Closing Date, a duly executed Request for Loan with disbursement instructions attached thereto;

(v)          A certificate signed by an Authorized Signatory of each Credit Party, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include the following: (A) a copy of the certificate of incorporation or formation, articles of organization, or similar organizational document of such Person certified to be true, complete and correct by the Secretary of State (or relevant equivalent office) of the State of such Person’s incorporation or formation, (B) a true, complete and correct copy of the bylaws, operating agreement, partnership agreement, limited liability company agreement, or similar organizational document of such Person, (C) a true, complete and correct copy of the resolutions (including, without limitation, board resolutions and shareholder resolutions, as applicable) of such Person authorizing the execution, delivery and performance by such Person of the Loan Documents, and with respect to the Borrower, authorizing the borrowings hereunder, and (D) certificates of good standing, existence, or similar appellation from each jurisdiction in which such Person is organized and, to the extent failure to be so qualified in any other jurisdiction could reasonably be expected to have a Materially Adverse Effect, foreign qualifications in those jurisdictions in which such Person is required to be qualified to do business; provided that if a document referenced in clause (A) or (B) was delivered in connection with the Prior Credit Agreement or not required to be delivered in connection with the Prior Credit Agreement, then delivery of such document shall not be required so long as the applicable Credit Party delivers an officer’s certificate certifying that no changes have been made to such document, and such document remains in full force and effect;

56

(vi)         An officer’s certificate executed by the treasurer of the Borrower certifying (A) the solvency of the Credit Parties, taken as a whole, as of the Closing Date, (B) that as of the Closing Date, both before and after the effectiveness of this Agreement and the other Loan Documents (x) all of the representations and warranties of the Credit Parties under this Agreement and the other Loan Documents are true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty is true and correct in all respects and if any such representation or warranty expressly relates to a prior date, such representation or warranty shall be so true and correct on and as of such prior date) and (y) no Default or an Event of Default is in existence, (C) that there has been no materially adverse change to the financial information previously delivered to the Administrative Agent under Section 4.1(d) below, (D) that no change in the business, financial condition, results of operations, liabilities (contingent or otherwise), or properties of the Borrower and its Subsidiaries (taken as a whole) shall have occurred since December 31, 2015, which change has had or would be reasonably expected to have a Materially Adverse Effect, and (E) that (x) all material Necessary Authorizations are in full force and effect, are not subject to any pending or threatened reversal or cancellation, and all applicable waiting periods have expired, and that there is no ongoing investigation or inquiry by any Governmental Authority regarding the Loans or the Loan Documents and (y) attached thereto are true, correct, and complete copies of all such material Necessary Authorizations, if any;

(vii)         Payment of all fees payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement, and payment of fees and expenses of counsel to the Administrative Agent;

(viii)        Out-of-state affidavits for each Credit Party organized under the laws of the State of Florida;

(ix)          Mutually acceptable payoff letter duly executed by the parties thereto evidencing the repayment of the indebtedness under the Prior Credit Agreement and Prior Loan Documents and each parties’ obligations under the Prior Credit Agreement and Prior Loan Documents shall terminate on the Closing Date; and

(x)          All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

(b)          The Lead Arrangers and the Administrative Agent shall have completed their financial, regulatory, and legal due diligence of the Credit Parties, and all credit investigations and background checks, and the results, form, and substance of each of the foregoing items shall be satisfactory to the Administrative Agent.

(c)          The Lead Arrangers and the Administrative Agent shall be satisfied that no change in the business, financial condition, results of operations, liabilities (contingent or otherwise), or properties of the Borrower and its Subsidiaries (taken as a whole) shall have occurred since December 31, 2015, which change has had or would be reasonably expected to have a Materially Adverse Effect.

57

(d)          The Lead Arrangers shall have received and be satisfied with (i) the financial statements (including balance sheets, statements of income, and statements of cash flows) described in Section 5.1(i) and (ii) the Borrower’s 2016 financial performance and condition estimate.

(e)          The Administrative Agent shall have received a Compliance Certificate calculated as of the last day of the fiscal quarter ended September 30, 2016, demonstrating that the Borrower is in compliance with the Financial Covenants;

(f)          The Administrative Agent shall have received all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, no later than five (5) Business Days prior to the Closing Date; and

(g)          The Administrative Agent shall have received from the Lenders all tax forms and certificates required by Section 2.9.

Section 4.2          Conditions Precedent to Each Loan and Issuance of a Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Bank to issue any Letter of Credit, including any initial Loan or any initial Letter of Credit hereunder (but excluding Loans, the proceeds of which are to reimburse (a) the Swing Bank for Swing Loans or (b) the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Loan or such Letter of Credit:

(a)          All of the representations and warranties of the Credit Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.2, are made at and as of the time of such Loan or such Letter of Credit, shall be true and correct in all material respects at such time, both before and after giving effect to such Loan or such Letter of Credit (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects and except (i) in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date and (ii) the representations and warranties set forth in Sections 5.1(j) and 5.1(k));

(b)          There shall not exist on the date of such Loan or such Letter of Credit and after giving effect thereto, a Default or an Event of Default; and

(c)          With respect to any Letter of Credit, all other applicable conditions precedent set forth in Section 2.2 shall have been satisfied.

The Borrower hereby agrees that the delivery of any Request for Loan or Request for Letter of Credit hereunder or any telephonic request hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied. Notwithstanding the foregoing, if any of the conditions set forth above are not satisfied, such conditions may be waived by the Required DDTL Lenders, with respect to DDTL Loans and Required Revolving Lenders, with respect to Revolving Loans, as applicable.

58

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1          General Representations and Warranties. In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit to the Borrower, each Credit Party hereby represents and warrants that:

(a)          Organization; Power; Qualification. Each Credit Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or be authorized to do business could not reasonably be expected to have a Materially Adverse Effect.

(b)          Authorization; Enforceability. Each Credit Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each other Loan Document to which a Credit Party is a party has been duly executed and delivered by such Credit Party, and is a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)          Partnerships; Joint Ventures; Subsidiaries; Guarantors. Except as disclosed on Schedule 5.1(c)-1, no Credit Party has any Subsidiaries as of the Closing Date. Schedule 5.1(c)-1 sets forth, for each Person set forth thereon and, with respect to clause (iii) below, the Borrower, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Credit Party or Subsidiary of a Credit Party as of the Closing Date, and (iii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Closing Date. As of the Closing Date (A) all Guarantors are set forth on Schedule 5.1(c)-2 and (B) the assets of all Immaterial Subsidiaries and Excluded Subsidiaries do not exceed ten percent (10%) of the Consolidated Net Tangible Assets.

(d)          Compliance with Law, Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law in any material respect or (ii) conflict with in any material respect, result in a material breach of, or constitute a material default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Credit Party or under any Material Contract to which any Credit Party is a party.

(e)          Necessary Authorizations. Each Credit Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect, except to the extent the failure to obtain such Necessary Authorizations or the failure to keep such Necessary Authorizations in full force and effect could not reasonably be expected to have a Materially Adverse Effect.

59

(f)          Title to Properties. Each Credit Party has good, marketable, and legal title to, or a valid license or leasehold interest in, all of its Property material to the operation of such Credit Party’s business (except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect, and none of such Property is subject to any Liens, other than Permitted Liens.

(g)          Labor Matters. (i) There are no strikes, lockouts or other material labor disputes or grievances against any Credit Party, or, to the Borrower’s knowledge, threatened against or affecting any Credit Party, and (ii) no significant unfair labor practice charges or grievances are pending against any Credit Party, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority, except, in the case of clauses (i) and (ii), to the extent that such events could not reasonably be expected to have a Materially Adverse Effect.

(h)          Taxes. Each Credit Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all material taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) for which adequate reserves (in accordance with GAAP) have been accrued or (b) the failure to make such filing or payment could not reasonably be expected to have a Materially Adverse Effect.

(i)          Financial Statements. The Credit Parties have furnished, or caused to be furnished, to the Lenders audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended on or about December 31, 2015, including the balance sheets and income and cash flow statements, prepared by independent certified public accountants of recognized national standing which are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of the Borrower and its Subsidiaries as of such dates, as applicable, and the results of operations for the fiscal years then ended, as applicable. Except as disclosed in such financial statements, neither the Borrower nor any consolidated Subsidiary has any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Borrower or any consolidated Subsidiary which have not heretofore been disclosed in writing to the Lenders. The Credit Parties maintain reserves to the extent required by GAAP for future costs associated with any retiree and health care benefits, any reclamation and any other potential claims under Environmental Laws or Mining Laws.

(j)          No Adverse Change. Since December 31, 2015, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(k)          Litigation. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party, any Subsidiary or any of their respective properties which could reasonably be expected to have a Materially Adverse Effect.

(l)          ERISA. Schedule 5.1(l) lists, as of the Closing Date, all Multiemployer Plans and Title IV Plans. Except as would not reasonably be expected to result in a Materially Adverse Effect, (i) the Credit Parties and their ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Title IV Plan and have not incurred any liability to the PBGC or a Title IV Plan under Title IV of ERISA in connection with the termination of a Plan, and (ii) each Title IV Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code.

60

(m)          Intellectual Property. (i) Each Credit Party owns, or is licensed or otherwise has the right to use, all Intellectual Property material to its business, and (ii) the use thereof by the Credit Parties does not infringe in any material respect on the rights of any other Person, except in each case with respect to clauses (i) and (ii), as could not reasonably be expected to result in a Materially Adverse Effect.

(n)          Compliance with Law; Absence of Default. Each Credit Party is in compliance (i) with all Applicable Laws, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect, and (ii) in all material respects with the provisions of its certificate of incorporation or formation and by-laws or other governing documents. No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or an Event of Default or (ii) a default under any (A) Material Contract or (B) judgment, decree, or order to which such Credit Party is a party or by which such Credit Party or any of their respective properties may be bound, except, in each case under this clause (ii), except for any default which could not reasonably be expected to have a Materially Adverse Effect.

(o)          Casualties; Taking of Properties, etc. Since December 31, 2015, neither the business nor the properties of the Credit Parties has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy in a manner that could reasonably be expected to have a Materially Adverse Effect.

(p)          Accuracy and Completeness of Information. All written information, reports, other papers and data relating to the Credit Parties and their Subsidiaries furnished by or at the direction of the Credit Parties to the Lender Group were, taken as a whole, at the time furnished, complete and correct in all material respects. No document furnished or written statement made to the Lender Group by or at the direction of any Credit Party in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Credit Parties taken as a whole or omits or will omit to state a material fact necessary in order to make the statements contained therein not materially misleading as of the time when made or delivered. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Credit Parties’ good faith assessment of the future of the business at the time made. The Credit Parties had a reasonable basis for such assessment at the time made.

(q)          Compliance with Regulations T, U, and X. No Credit Party is engaged principally in or has as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Credit Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. None of any Credit Party or any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Credit Parties will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including without limitation an opinion of counsel in form and substance satisfactory to the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

61

(r)          Solvency. The Borrower and the other Credit Parties, taken as a whole, are and will continue to be Solvent, including, without limitation, after giving effect to the transactions contemplated by the Loan Documents and the rights of subrogation and contribution among the Credit Parties.

(s)          [Reserved]

(t)          Environmental Matters.

(i)          Each Credit Party is in compliance with all applicable Environmental Laws except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect. There is no violation of any Environmental Law or contamination which could interfere with the continued operation of any of the Properties which in each case above could reasonably be expected to have a Materially Adverse Effect.

(ii)          As of the Closing Date, except as set forth on Schedule 5.1(t), no Credit Party has received from any Governmental Authority any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws or Mining Laws with regard to the Properties, nor is any Credit Party aware that any such notice is pending, including, without limitation, any such notice in respect of the reclamation, or alleged need for reclamation, of any current or former Property, except, in each case, which could not reasonably be expected to have a Materially Adverse Effect.

(iii)          No Credit Party or any Subsidiary is barred from receiving surface or underground Environmental or Mining Permits pursuant to the permit block provisions of Mining Laws except in each case as could not reasonably be expected to have a Materially Adverse Effect.

(u)          MSHA. All of the Credit Parties’ operations are conducted in compliance with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor and the Mine Safety and Health Administration of the United States Department of Labor “MSHA”), except where such failure to comply could not reasonably be expected to result in a Materially Adverse Effect.

(v)          Investment Company Act. No Credit Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Credit Parties of this Agreement nor the issuance of any Revolving Loan Notes or DDTL Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

(w)          Anti-Corruption Laws; Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Credit Party, its Subsidiaries and their respective officers and employees and, to the knowledge of each Credit Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) any Credit Party or, to the knowledge of any Credit Party or any Subsidiary of a Credit Party, any of their respective directors, officers or employees, or (ii) to the knowledge of any Credit Party, any agent of any Credit Party or any Subsidiary of any Credit Party that will act in any capacity in connection with or benefit from the credit facility established hereby, in each case, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

62

Section 5.2          Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), at and as of the Closing Date and (other than the representations and warranties set forth in Sections 5.1(j) and 5.1(k)) the date of each Loan or Letter of Credit hereunder, except to the extent made with respect to a specific, earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Loan or the issuance of any Letter of Credit under this Agreement.

ARTICLE 6

INFORMATION AND GENERAL COVENANTS

Until the later of the date the Obligations (other than contingent indemnification obligations as to which no claim is pending) are repaid in full in cash and the date the Commitments are terminated:

Section 6.1          Quarterly Financial Statements and Information. The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall deliver to each of the Lenders) within forty-five (45) days after the last day of each of the first three fiscal quarters of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated income statement for such fiscal quarter and fiscal year to date period, and the related consolidated statement of cash flows for such fiscal year to date period. Such financial statements shall (i) set forth in comparative form the figures as at the end of such quarter and year to date period of the previous fiscal year, as applicable and (ii) be certified by an Authorized Signatory of the Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Borrower and its consolidated Subsidiaries, as at the end of such period and the results of operations for such periods (it being acknowledged and agreed that quarterly financial statements are not audited and are subject to normal audit and year-end adjustments).

Section 6.2          Annual Financial Statements and Information. The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall deliver to each of the Lenders) within ninety (90) days after the end of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the SEC, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated income statement, audited consolidated statement of shareholders equity and audited consolidated statement of cash flows for such fiscal year. Such financial statements shall (i) set forth in comparative form the figures as at the end of and for the previous year, and (ii) be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing (which opinion shall be without (A) a “going concern” or like qualification or exception or (B) any qualification or exception as to the scope of such audit), stating that such financial statements are prepared in all material respects in accordance with GAAP, and present fairly the financial position of the Borrower and its consolidated Subsidiaries as at the end of such year.

63

Section 6.3          Compliance Certificates. At the time the financial statements are delivered pursuant to Section 6.1 or 6.2, the Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall deliver to each of the Lenders) a Compliance Certificate:

(a)          Setting forth as at the end of the applicable fiscal quarter, subject to Section 1.3(b), the arithmetical calculations required to establish whether or not the Borrower was in compliance with the Financial Covenants;

(b)          Stating that, to the best of the Authorized Signatory’s knowledge, no Default or Event of Default has occurred, or, if a Default or Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing, and specifying the action the Borrower has taken or proposes to take with respect thereto; and

(c)          Setting forth any Domestic Subsidiary formed or acquired during the applicable fiscal quarter that became a Credit Party pursuant to Section 6.10.

Section 6.4          Additional Reports.

(a)          On or before the last day of January of each fiscal year (or such later date as the Administrative Agent may approve in its sole discretion), commencing with fiscal year 2017, the Borrower shall deliver to the Administrative Agent its consolidated current year forecasted income statement, balance sheet, cash flow statement, and Financial Covenant calculations on a quarterly basis;

(b)          Within five (5) Business Days (or such longer period as the Administrative Agent may approve in its sole discretion) of any Responsible Officer obtaining knowledge of any event that could reasonably be expected to result in a Materially Adverse Effect, the Borrower shall notify the Administrative Agent of the occurrence thereof, and shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request;

(c)          Immediately following any Default or Event of Default under any Loan Document, the Borrower shall notify the Administrative Agent of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(d)          Within five (5) Business Days (or such longer period as the Administrative Agent may approve in its sole discretion), of the filing thereof or otherwise becoming publicly available, copies of (i) all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made publicly available by the Borrower to its public security holders, (ii) all registration statements and prospectuses filed with any securities exchange or with the Securities and Exchange Commission, and (iii) all press releases and other statements made publicly available containing material developments in the business or financial condition of the Borrower and the other Credit Parties;

(e)          Within five (5) Business Days (or such longer period as the Administrative Agent may approve in its sole discretion) after the chief financial officer or treasurer of the Borrower obtains knowledge that any Rating Agency shall have announced a change in any Rating, the Borrower shall provide the Administrative Agent with written notice of such change; and

64

(f)          With reasonable promptness, the Borrower shall deliver to the Administrative Agent such other information relating to any Credit Party’s performance of this Agreement or its business or financial condition as may reasonably be requested from time to time by the Administrative Agent at the request of any member of the Lender Group; provided that the Credit Parties shall not be required to disclose, or allow inspection of, any document or information that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender is prohibited by law or would violate any contractual confidentiality obligations to a third party if such obligations were not entered into in contemplation of this Agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Information required to be delivered pursuant to Sections 6.1, 6.2 and 6.4(d) shall be deemed to have been delivered and certified if such information shall have been timely posted on the Borrower’s website on the internet (currently www.vulcanmaterials.com) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

Section 6.5           Preservation of Existence and Similar Matters. Each Credit Party will preserve, renew and maintain in full force and effect (a) its legal existence in its jurisdiction of incorporation and (b) all of its rights, privileges and franchises necessary in the normal conduct of its business, except, in each case with respect to clauses (a) and (b), (i) as permitted under Section 7.4 or (ii) to the extent that failure to do so would not reasonably be expected to have a Materially Adverse Effect.

Section 6.6           Compliance with Applicable Law. Each Credit Party will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and MSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect.

Section 6.7           Maintenance of Properties. Each Credit Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.

Section 6.8           Accounting Methods and Financial Records. The Borrower, for itself and on behalf of its Subsidiaries, will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 6.9           Insurance. The Borrower for itself and its Subsidiaries will (a) maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds and in amounts which are reasonable (taking into account industry business practices, including self-insurance) and (b) upon request, furnish to the Administrative Agent at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained in accordance with this Section.

65

Section 6.10        Guarantors.

(a)          Subject to Section 6.10(b), within thirty (30) days (or such longer period as the Administrative Agent may agree to in its sole discretion) following the end of each fiscal quarter of the Borrower, the Borrower shall cause each non-Credit Party Domestic Subsidiary that is not an Immaterial Subsidiary or an Excluded Subsidiary to provide to the Administrative Agent, for the benefit of the Lender Group, (i) a joinder supplement to this Agreement substantially in the form of Exhibit I (each, a “Joinder Supplement”), pursuant to which each such Domestic Subsidiary shall agree to join as a Guarantor and as a Credit Party under this Agreement, and (ii) all other documentation, including opinion(s) of counsel as reasonably requested by the Administrative Agent, which in its reasonable opinion is appropriate with respect to such Domestic Subsidiary, if applicable, and the execution and delivery of the applicable documentation referred to above, and all documentation requested by the Lenders to comply with their “know your customer” obligations under the Patriot Act or otherwise imposed by OFAC. Any document, agreement or instrument executed or issued pursuant to this Section 6.10 shall be a “Loan Document” for purposes of this Agreement.

(b)          Immaterial Subsidiaries shall not be required to become Credit Parties pursuant to Section 6.10(a), provided, that if the assets of all such Immaterial Subsidiaries and all Excluded Subsidiaries at any time of determination exceeds ten percent (10%) of Consolidated Net Tangible Assets, the Borrower shall cause non-Credit Party Immaterial Subsidiaries that are not Excluded Subsidiaries to become Credit Parties in accordance with Section 6.10(a) until either (A) the matter described in the proviso above ceases to be true or (B) all Immaterial Subsidiaries that are not Excluded Subsidiaries are Credit Parties.

(c)          The Borrower may designate any Immaterial Subsidiary that is not a Credit Party as a Credit Party from time to time, so long as such Immaterial Subsidiary shall have provided to the Administrative Agent, for the benefit of the Lender Group, the items specified in Section 6.10(a).

Section 6.11        Payment of Taxes and Claims. Each Credit Party will pay and discharge all federal and material state income and other material taxes, assessments and governmental charges and levies before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) for which adequate reserves (in accordance with GAAP) have been accrued or (b) the failure to make such payment could not reasonably be expected to result in a Materially Adverse Effect.

Section 6.12        Visits and Inspections. The Borrower will permit representatives of the Administrative Agent and the Lender Group (in a single group coordinated through the Administrative Agent), once per calendar year at the expense of the Administrative Agent and the Lender Group, upon reasonable prior notice to the Borrower, to (a) inspect the properties of the Borrower and/or any of its Subsidiaries, (b) examine the books and records (and make copies thereof) of the Borrower and/or any of its Subsidiaries, and (c) discuss with their officers and independent certified public accountants their financial position and results of operations; provided, that if an Event of Default has occurred and is continuing, such visits (i) shall require no prior notice, (ii) shall not be limited in number per calendar year and (iii) shall be at the expense of the Borrower. Notwithstanding anything to the contrary in this Section 6.12, the Borrower and its Subsidiaries shall not be required to disclose, or allow inspection of, any document or information that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender is prohibited by law or would violate any contractual confidentiality obligations to a third party if such obligations were not entered into in contemplation of this Agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work-product.

66

Section 6.13        Further Assurances. Upon the reasonable request of the Administrative Agent, each Credit Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Revolving Loan Notes and DDTL Loan Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by any Credit Party or any employee or officer thereof. Each Credit Party at its expense will promptly execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Credit Parties in the Loan Documents, or to correct any omissions, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 6.14        Indemnity; Limitation on Damages. Each Credit Party will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, litigation, other proceedings and expenses (including fees and expenses of experts, agents, consultants and counsel but limited, in the case of legal fees and expenses, to the fees and expenses of one counsel for all Indemnified Persons absent a conflict of interest and, in the event of a conflict of interest, one additional counsel for the Indemnified Persons subject to such conflict), in each case, of any kind or nature (whether or not the Indemnified Person or any Credit Party is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person by any third party or by the Borrower or any other Credit Party, arising out of or in connection with this Agreement or the other Loan Documents, the Commitments, the use of the proceeds of the Loans or Letters of Credit or any related transaction (collectively, “Losses”) provided that the Credit Parties shall not be liable to an Indemnified Person pursuant to this Section 6.14 for any Loss to the extent that a court of competent jurisdiction shall have determined by a final and non-appealable judgment that such Loss resulted from the gross negligence of, willful misconduct of or material breach of this Agreement or any other Loan Document by such Indemnified Person. NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT; PROVIDED, FOR THE AVOIDANCE OF DOUBT, THAT THE BORROWER WILL INDEMNIFY FOR PUNITIVE DAMAGES OWED BY AN INDEMNIFIED PERSON TO A THIRD PARTY TO THE EXTENT OTHERWISE PERMITTED BY THIS SECTION 6.14. This Section 6.14 shall survive termination of this Agreement.

Section 6.15        Environmental Matters.

(a)          Each Credit Party shall at all times indemnify and hold harmless each Indemnified Person against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever (but limited, in the case of legal fees and expenses, to the fees and expenses of one counsel for all Indemnified Persons absent a conflict of interest and, in the event of a conflict of interest, one additional counsel for the Indemnified Persons subject to such conflict) under or on account of the Environmental Laws, except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or material breach by such Indemnified Person of its obligations under this Agreement or any other Loan Document as determined by a final non-appealable judgment of a court of competent jurisdiction, including the assertion of any lien thereunder with respect to:

(i)          any discharge, threat of a discharge or the presence of any Hazardous Materials on the Properties that originates or emanates from the Properties;

67

(ii)         any costs of removal or remedial action incurred by the US government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws in each case relating to the business of the Credit Parties or their Properties;

(iii)        liability for personal injury or property damage arising under any statutory or common law tort theory (including without limitation damages assessed) for the maintenance of a public or private environmental nuisance or for the carrying on of an abnormally dangerous activity at or caused by any Credit Party or Subsidiary or near the Properties; and/or

(iv)        any other environmental matter affecting the Properties within the jurisdiction of the Environmental Protection Agency, any other Federal agency, or any state, local, or foreign environmental agency.

(b)          All of the representations, warranties, covenants and indemnities of this Section 6.15 and Section 5.1(t) shall survive the termination of this Agreement and the repayment of the Obligations and shall survive the transfer of any or all right, title and interest in and to the Properties by the Credit Parties or any of their Subsidiaries to any party, whether or not affiliated with the Credit Parties.

Section 6.16         Anti-Corruption Laws; Sanctions. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and the Borrower shall ensure that none of the other Credit Parties and its or their respective directors, officers, employees and agents shall use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 7

NEGATIVE COVENANTS

Until the later of the date the Obligations (other than contingent indemnification obligations as to which no claim is pending) are repaid in full in cash and the date the Commitments are terminated:

Section 7.1           Liens. No Credit Party will create, incur, assume or suffer to exist any Lien on any of its assets, except for Permitted Liens.

Section 7.2           Investments. No Credit Party will make Investments, except:

(a)          Cash Equivalents;

(b)          Investments in existence on the Closing Date and described on Schedules 5.1(c)-1, 5.1(c)-2, and 7.2;

(c)          Investments in any Credit Party;

68

(d)          Investments arising out of Hedge Transactions entered into in the ordinary course of business;

(e)          Investments received in connection with a bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, including without limitation the conversion of any of its Accounts into notes or Equity Interests from the applicable Account Debtor;

(f)          loans or advances to the employees, officers or directors of the Credit Parties and their Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

(g)          Investments consisting of noncash consideration received from an asset disposition; and

(h)          Investments not otherwise included in the foregoing clauses of this Section 7.2 which, when made (it being agreed that any Investments outstanding on the Closing Date and not justified by the foregoing clauses of this Section 7.2 but justified under this clause (h) shall be deemed to be made as of the Closing Date) and aggregated with then outstanding Investments made pursuant to this clause (h) after the Closing Date, do not exceed the greater of (x) $500,000,000 and (y) fifteen percent (15%) of Consolidated Net Tangible Assets; provided, that the aggregate amount of Investments made after the Closing Date outstanding at any time in, and Acquisitions made after the Closing Date of, Excluded Subsidiaries does not exceed $250,000,000.

Section 7.3           Affiliate Transactions. No Credit Party will engage in any transactions with any of its Affiliates, except: (a) on an arm’s-length basis; (b) between or among Credit Parties not involving any other Affiliates; (c) any Investment in a Subsidiary that is not a Credit Party permitted by Section 7.2 and (d) (i) direct or indirect distributions, dividends, or payments to any Person on account of any Equity Interests of any Credit Party or any of their Subsidiaries and (ii) any redemption, retirement, sinking fund or other payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests issued by any Credit Party.

Section 7.4           Mergers and Consolidations; Sale of Substantially all Assets; Conduct of Business; Acquisitions.

(a)          No Credit Party will (i) merge or consolidate into any other Person that is not a Credit Party unless the Credit Party is the surviving Person, or (ii) liquidate or dissolve, unless the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders; provided, that the Borrower shall not liquidate or dissolve itself or merge out of existence.

(b)          No Credit Party will engage in any business other than businesses substantially similar, ancillary or related to, and reasonable extensions of, the businesses conducted by the Borrower and its Subsidiaries on the Closing Date.

(c)          No Credit Party will make any Acquisition except for Permitted Acquisitions.

(d)          The Borrower will not sell, lease, transfer or otherwise dispose of substantially all of its assets to any Person (other than to another Credit Party). The Credit Parties will not sell, lease, transfer or otherwise dispose of substantially all of the assets of the Credit Parties, taken as a whole, to any Person.

69

(e)          The Borrower will not change its jurisdiction of organization to a jurisdiction located outside of the United States.

Section 7.5           Amendment and Waiver. No Credit Party will amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents in a manner which could reasonably be expected to have a Materially Adverse Effect.

Section 7.6           Restrictive Agreements. No Credit Party will, directly or indirectly, enter into after the Closing Date any agreement that prohibits, restricts or imposes any condition upon (a) its ability to create, incur or permit any Lien upon any of its assets, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to any Credit Party, to Guarantee Indebtedness of any Credit Party or to transfer any of its assets to any Credit Party; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the assets being sold and such sale is permitted hereunder or (B) customary restrictions and conditions contained in agreements with depositaries, securities intermediaries and other financial institutions relating to accounts maintained by a Credit Party, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof and (v) clauses (a) and (b) shall not apply to Indebtedness incurred after the Closing Date so long as restrictions contained in such Indebtedness are not more restrictive, taken as a whole, than the restrictions in the 2007 Indenture as in effect on the Closing Date.

Section 7.7           Use of Proceeds. No Credit Party shall use the proceeds of the Loans or Letters of Credit for any purpose other than for general corporate purposes, and for such other purposes to the extent not inconsistent with the provisions of this Agreement. No part of the proceeds of any Loan or Letter of Credit will be used by the Credit Parties, whether directly or indirectly, to purchase or carry Margin Stock or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X, or in any other manner that would violate Section 5.1(q).

Section 7.8           Accounting Changes. No Credit Party will make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

Section 7.9           Government Regulation. The Borrower will not, and will not permit any other Credit Party to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Credit Parties, or (b) fail to provide documentary and other evidence of the identity of the Credit Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Credit Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Section 7.10         Financial Covenants.

(a)          The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.50 to 1.00; provided, that if any Credit Party consummates an Acquisition for which the Acquisition Consideration is $75,000,000 or greater, then the maximum Total Leverage Ratio as of the last day of the three (3) fiscal quarters ending thereafter (including the fiscal quarter in which such Acquisition occurred) shall be 3.75 to 1.00.

70

(b)          The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.00 to 1.00.

ARTICLE 8

DEFAULT

Section 8.1           Events of Default. Each of the following shall constitute an Event of Default:

(a)          Any representation or warranty made by any Credit Party under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) when made or deemed to have been made pursuant to Section 5.2; or

(b)          (i) Any payment of principal under this Agreement or under the other Loan Documents, or any reimbursement obligations with respect to any Letter of Credit, shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of interest, fees, or other amounts (other than principal) under this Agreement or under the other Loan Documents shall not be received by the Administrative Agent or Lender, as applicable, on or before five (5) Business Days after the due date thereof; or

(c)          Any Credit Party shall default in the performance or observance of any agreement or covenant contained in (i) Section 6.4(b), 6.4(c), 6.4(d), 6.5(a), 6.10, 6.12, 6.13, or Article 7 or (ii) Sections 6.1, 6.2, 6.3, 6.4(a), 6.4(e) or 6.4(f) and, with respect to this clause (ii) only, such default shall not be cured within the earlier of (x) ten (10) days from the date that the Borrower knew of the occurrence of such default, or (y) ten (10) days after written notice of such default is given to the Borrower; or

(d)          Any Credit Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement or any other Loan Document not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within the earlier of (i) thirty (30) days from the date that the Borrower knew of the occurrence of such default, or (ii) thirty (30) days after written notice of such default is given to the Borrower; or

(e)          [reserved]; or

(f)          Any Change in Control shall occur; or

(g)          (i) There shall be entered a decree or order for relief in respect of any Credit Party under the Bankruptcy Code, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Credit Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Credit Party, or (ii) an involuntary petition shall be filed against any Credit Party and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days; or

71

(h)          Any Credit Party shall (i) commence an insolvency proceeding or consent to the institution of an insolvency proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Credit Party or of any substantial part of its properties, (ii) fail generally to pay its debts as they become due, or (iii) take any action in furtherance of any such action; or

(i)          (i) One or more judgments, orders or awards (excluding any amounts paid or covered by insurance as to which the insurance company has not disputed coverage) shall be entered by any court against any Credit Party for the payment of money which exceeds, together with all such other judgments, orders, or awards, $100,000,000 in the aggregate, or (ii) a warrant of attachment or execution or similar process shall be issued or levied against property of any Credit Party pursuant to any judgment which, together with all other property of the Credit Parties and their Subsidiaries subject to other such processes, exceeds $100,000,000 in the aggregate, excluding any amounts paid or covered by insurance as to which the insurance company has not disputed coverage; or

(j)          one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could reasonably be expected to, individually or in the aggregate, result in a payment obligation of any Credit Party in an amount exceeding $100,000,000; or

(k)          (i) any event or condition shall occur which results in the acceleration of the maturity of Indebtedness of any Credit Party (other than the Obligations) in excess of $100,000,000 (individually or in the aggregate with other Indebtedness) or (ii) failure to make any payment beyond the applicable grace period, if any (whether scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of any Credit Party (other than the Obligations) in excess of $100,000,000 (individually or in the aggregate with other Indebtedness) or (iii) any Credit Party shall default under any Hedge Transaction which results in a payment obligation of any Credit Party in excess of $100,000,000; or

(l)          All or any material portion of any Loan Document shall at any time and for any reason be declared to be null and void (other than as expressly permitted in this Agreement or as a result of the actions or omissions of the Administrative Agent or any Lender), or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over the Credit Parties, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document.

Section 8.2           Remedies. If an Event of Default shall have occurred and be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents or under Applicable Law:

(a)          With the exception of an Event of Default specified in Section 8.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Required Lenders) or shall at the direction of the Required Lenders, (i) terminate the Commitments, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Bank Products Obligations) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

72

(b)          Upon the occurrence and continuance of an Event of Default specified in Sections 8.1(g) or (h), such principal, interest, and other Obligations (other than any Bank Products Obligations) shall thereupon and concurrently therewith become due and payable, and the Commitments shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c)          The Administrative Agent may in its discretion (unless otherwise instructed by the Required Lenders) or shall at the direction of the Required Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law.

(d)          In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 8.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred and three percent (103%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.12. Pending the application of such deposit to the payment of the reimbursement obligations of the Borrower under Section 2.2(c), the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as security for the Letter of Credit Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all the reimbursement obligations of the Borrower under Section 2.2(c) shall have been satisfied, and all other Letter of Credit Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(e)          The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1           Appointment of the Administrative Agent.

(a)          Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

73

(b)          The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2           Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.12), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or any other bankruptcy law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or any other bankruptcy law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.12) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3           Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swing Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swing Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

74

Section 9.4           Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5           Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6           The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, “Required DDTL Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7           Successor Administrative Agent.

(a)          The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

75

(b)          Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c)          In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.15, then the Issuing Bank and the Swing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swing Bank, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8           Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9           The Administrative Agent May File Proofs of Claim.

(a)          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether any Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Article 6 and 10.2) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

76

(b)          Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 6 and 10.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10        Indemnification. The Lenders shall indemnify (to the extent not reimbursed by the Borrower) and hold harmless the Administrative Agent and each of its employees, representatives, officers, directors, agents, consultants, counsel, accountants, and advisors (each an “Administrative Agent Indemnified Person”) pro rata in accordance with their Commitment Percentages from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Administrative Agent Indemnified Person or any such Lender is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Administrative Agent Indemnified Person resulting from any breach or alleged breach by the Credit Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitments, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement (other than Bank Products Documents), the making, administration or enforcement of the Loan Documents and the Loans or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Administrative Agent Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. This Section 9.10 is for the benefit of each Administrative Agent Indemnified Person and shall not in any way limit the obligations of the Credit Parties under Article 6. The provisions of this Section 9.10 shall survive the termination of this Agreement.

Section 9.11        Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.12         Guaranty Matters.

(a)          Subject to Section 6.10(b), a Guarantor shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary.

(b)          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Credit Party from its obligations hereunder or under the applicable Loan Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to release such Credit Party from its obligations under the applicable Loan Documents (including any Guarantor from its obligations under the Guaranty), in each case in accordance with the terms of the Loan Documents and this Section. Any execution and delivery of documents pursuant to this Section 9.12 shall be without recourse to or warranty by the Administrative Agent.

77

Section 9.13         Syndication Agents. Each Lender hereby designates Wells Fargo Bank, National Association, and U.S. Bank National Association as Co-Syndication Agents and agrees that the Syndication Agents shall have no duties or obligations under any Loan Documents in their respective capacities as Co-Syndication Agents to any Lender or any Credit Party.

Section 9.14         Right to Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Loan Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Loan Documents may be exercised solely by the Administrative Agent.

Section 9.15         Bank Products Obligations. No Bank Products Provider that obtains the benefits of Section 2.12 by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Products Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Products Provider, as the case may be.

ARTICLE 10

MISCELLANEOUS

Section 10.1         Notices.

(a)          All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent out (with receipt confirmed) by facsimile (or to the extent specifically permitted under Section 10.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 10.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to any Credit Party, to such Credit Party in care of the Borrower at:

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Attn: Treasury Services

Telecopy No.: 205-298-2962

With a copy to (which shall not constitute notice):

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Attn: Sam Todd, Esq.

78

(ii)	If to the Administrative Agent, to it at:

SunTrust Bank

3333 Peachtree Road NE, 8th Floor

Atlanta, GA 30326

Telecopy No.: 404-439-7409

Attention: Portfolio Manager

With a copy to (which shall not constitute notice):

Jones Day

Suite 800

Atlanta, Georgia 30309

Attn: Aldo LaFiandra, Esq.

Telecopy No: 404-581-8330

(iii)        If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement or in any Assignment and Acceptance pursuant to which such Lender became a Lender hereunder; and

(iv)        If to the Issuing Bank, at the address set forth on the signature pages of this Agreement.

(b)          Any party hereto may change the address to which notices shall be directed under this Section 10.1 by giving five (5) Business Days’ prior written notice of such change to the other parties.

(c)          (i) Notices and other communications to the Lender Group hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Group member pursuant to Article 2 if such Lender Group member, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

79

(ii)         Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent as determined by a final, nonappealable court of competent jurisdiction.

(iii)        The Platform is provided “as is” and “as available.” Neither of the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Platform and each expressly disclaims liability for errors or omissions in the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Affiliates of the Administrative Agent in connection with the Platform.

(iv)        Each of the Credit Parties, the Lenders and the Issuing Banks agree that the Administrative Agent may, but shall not be obligated to, (A) store any electronic communications received in connection with this Agreement on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies and (B) deliver any information required to be delivered to the Lenders under Article 6 by posting such information on the Platform.

Section 10.2         Expenses. The Borrower agrees to promptly pay or promptly reimburse:

(a)          All reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement, and the other Loan Documents and the transactions contemplated hereunder and thereunder, including, but not limited to, the reasonable fees and disbursements of counsel, advisors, and consultants for the Administrative Agent and its Affiliates;

(b)          All reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with the administration of the transactions contemplated in this Agreement, and the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent and all due diligence and audits related thereto by the Lenders relating to this Agreement, or the other Loan Documents, including, but not limited to the reasonable fees and disbursements of counsel, advisors, and consultants for the Administrative Agent and its Affiliates;

(c)          All reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and

(d)          All out-of-pocket expenses of the Administrative Agent and its Affiliates, the Issuing Bank, the Swing Bank, and any Lender in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance and enforcing their rights under this Agreement, and the other Loan Documents, and all out-of-pocket expenses of collection if default is made in the payment of the Obligations, which in each case shall include the fees and out-of-pocket expenses of counsel for the Administrative Agent, the Issuing Bank, the Swing Bank, any Lender and their respective Affiliates but limited, in the case of legal fees and expenses, to the fees and expenses of one counsel for all parties absent a conflict of interest (and, in the event of a conflict of interest, one additional counsel for the parties subject to such conflict) and the fees and out-of-pocket expenses of any experts, consultants, agents, or advisors engaged by the Administrative Agent (on behalf of the Issuing Bank, the Swing Bank, the Lenders, and any of their respective Affiliates).

80

Section 10.3         Waivers. The rights and remedies of the Lender Group under this Agreement, and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Required Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for a Loan. In the event the Lenders decide to fund a request for a Loan at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Loans or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders, the Required Revolving Lenders, Required DDTL Lenders or the Required Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Section 10.4         Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that an Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Indebtedness at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Credit Party, against and on account of the obligations and liabilities of the Credit Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, any DDTL Loan Notes and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, any DDTL Loan Notes or any other Loan Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the Obligations (other than Bank Products Obligations) to be due and payable as permitted by Section 8.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

81

Section 10.5         Assignment.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void); provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Loans and, if applicable, all or a portion of its portion of the Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Commitments and the Loans, the portion of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than $1,000,000, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment shall require the prior written consent of the Administrative Agent and, so long as no Default or Event of Default exists, the Borrower (each such consent not to be unreasonably withheld or delayed); provided, however, that if the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day, (iii) each assignment of Commitments and Loans shall be made on a ratable basis, between Revolving Commitments and DDTL Commitments, and between Revolving Loans and DDTL Loans, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Not in limitation of the foregoing, in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans; provided, that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this sentence, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.9(b), 2.10, 6.14, 6.15, 11.3 and 11.5); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

82

(c)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time upon reasonable prior notice.

(d)          Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) in no event shall any Credit Party or any Affiliate of any Credit Party be a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, to the extent the Participant is adversely effected thereby, agree to any amendment, modification or waiver with respect to any extensions, postponements or delays of the applicable Maturity Date or the scheduled date of payment of interest or principal or fees, any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest (other than a waiver in respect of application of the Default Rate) or fees due to the Lender hereunder or any other Loan Documents. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9(b), 2.10, 6.14, 6.15 and 11.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.11(b) and 10.16 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.16 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

83

(e)          A Participant shall not be entitled to the benefits of Section 2.9(b) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.9(b) as though it were a Lender.

(f)          A Participant shall not be entitled to receive any greater payment under Section 2.9(b) or Section 11.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.6         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 10.7         Under Seal; Governing Law. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.

Section 10.8         Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.9         Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 10.10       Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

84

Section 10.11     Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Credit Party represents and warrants to the Lender Group that it has read the provisions of this Section 10.11 and discussed the provisions of this Section 10.11 and the rest of this Agreement with counsel for such Credit Party, and such Credit Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Credit Party (as well as the other representations and warranties of such Credit Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

Section 10.12       Amendments and Waivers.

(a)          Neither this Agreement nor any other Loan Document may be amended or waived orally but instead may only be amended or waived by an instrument in writing signed by the Required Lenders, or in the case of Loan Documents executed by the Administrative Agent (and not the other members of the Lender Group), signed by the Administrative Agent and approved by the Required Lenders and, in the case of an amendment, also by the Borrower, except that: (i) (A) except as provided in Sections 9.12 and 9.15, the consent of each of the Lenders shall be required for any release of all or substantially all of the value of the Guaranty under Article 3, or any contractual subordination of the payment of the Obligations to any other Indebtedness, (B) the consent of each of the Lenders affected thereby shall be required for any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents (other than a waiver in respect of matters related to the Default Rate, which shall require the approval of only the Required Lenders), or any amendment or modification of the definition of “Applicable Margin” or the definition of any component thereof if the effect thereof is to reduce the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, (C) the consent of each of the Lenders affected thereby shall be required for any amendment of this Section 10.12 or of the definition of “Required Lenders” or “Required Revolving Lenders” or “Required DDTL Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (D) the Commitments of a Lender may not be increased without the consent of such Lender; and (E) the consent of each of the Lenders shall be required for any amendment to Section 2.11 or 2.12; (ii) the consent of the Issuing Bank shall be required for any amendment to Section 2.2, Section 2.15 (as it relates to the issuance of any Letter of Credit), or the definition of “Letter of Credit Commitment”; (iii) the consent of the Guarantors and the Required Lenders shall be required for any amendment to Article 3; (iv) the consent of the Swing Bank shall be required for any amendment to Section 2.1(b), Section 2.3(d), or Section 2.15 (as it relates to the making of any Swing Loan); (v) the consent of the Administrative Agent only shall be required to amend Schedule 1.1(a) to reflect assignments of all or any portion of the Commitments and Loans in accordance with this Agreement; (vi) the consent of the Required Revolving Lenders shall be required to waive any condition set forth in Section 4.2, with respect to any borrowing of Revolving Loans; and (vii) the consent of the Required DDTL Lenders shall be required to waive any condition set forth in Section 4.2, with respect to the making of any DDTL Loan; provided that any amendment or waiver under this Agreement or the other Loan Documents which by its terms requires the consent of all Lenders or each affected Lender may be accomplished without the consent of any Defaulting Lender except that (a) the Commitments of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (b) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. In addition to the required consents set forth above, if any Credit Party has entered into a Hedge Transaction with SunTrust Bank or any of its Affiliates while SunTrust Bank was the Administrative Agent, and if SunTrust Bank is no longer the Administrative Agent, the consent of SunTrust Bank or such Affiliate of SunTrust Bank, as applicable, shall be required for any amendment to Section 2.12 or any amendment described in clause (i)(A) above. Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the portion of the Revolving Loan Commitment, DDTL Commitment and Letter of Credit Commitment, if applicable, of such Lender shall have terminated (but such Lender shall be entitled to the benefit of Article 11 and Section 10.2), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency and to reflect entity name changes and organizational restructurings permitted hereunder so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

85

(b)         Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Commitments, the Letter of Credit Commitment, the Loans and Letter of Credit Obligations and any Revolving Loan Notes and DDTL Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the par value of the Obligations (other than Bank Products Obligations) owed to such Lender under the Loan Documents plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender for whatever reason fails to execute and deliver any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Required Lenders, the Administrative Agent and the Borrower have agreed, within five (5) Business Days of the date the execution version thereof was delivered to such Lender. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly (but, in any event, within three (3) Business Days) execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 10.5(b).

(c)          If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

Section 10.13       Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 10.14       Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

86

Section 10.15       Disclosure. The Administrative Agent, with the consent of the Borrower, shall have the right to issue press releases regarding the making of the Loans and issuance of Letters of Credit and the Commitments to the Borrower pursuant to the terms of this Agreement.

Section 10.16      Replacement of Lender. In the event that a Replacement Event (as defined below) occurs and is continuing with respect to any Lender, the Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent, and which is not the Borrower or an Affiliate of the Borrower, to assume such Lender’s Commitments hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is the Issuing Bank) to issue Letters of Credit in substitution for all Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the par value of the Obligations owed to such Lender under the Loan Documents plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrower to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such documentation on behalf of any Replacement Lender if such Replacement Lender fails to execute same within five (5) Business Days after being presented with such documentation. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent; (b) the making of any claim by any Lender under Section 2.9(b), 11.2, 11.3 or 11.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections; (c) such Lender’s becoming a Defaulting Lender; or (d) such Lender refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Commitments or 100% of the affected Lenders under Section 10.12 that is consented to by the Required Lenders prior to the replacement of any such Lenders in connection therewith.

Section 10.17       Confidentiality; Material Non-Public Information.

(a)          No member of the Lender Group shall disclose any material non-public confidential information (“MNPI”) regarding the Credit Parties or their Subsidiaries without the consent of the Borrower, other than (i) to any Related Party of any member of the Lender Group (it being understood that such Related Parties will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to it on a non-confidential basis from a source other than the Credit Parties or any of their Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (subject to the acknowledgment and acceptance by such assignee or participant that such MNPI is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of information (including “click-through” agreements), (vii) on a confidential basis to any rating agency and (viii) on a confidential basis to the CUSIP Service Bureau or any similar organization.

87

(b)          The parties hereto agree that, except as provided in the immediately following sentence, all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties or their Subsidiaries hereunder (collectively, the “Borrower Materials”) shall be deemed to contain MNPI for purposes of US federal and state securities laws; provided that, upon the request of the Administrative Agent from time to time, the Credit Parties shall be entitled to require the Borrower to confirm whether any Borrower Materials that have been provided or delivered hereunder do not contain MNPI. The Credit Parties represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the exhibits attached thereto, but excluding the schedules attached thereto, (B) administrative materials of a customary nature prepared by the Credit Parties or Administrative Agent (including, Request for Loan, Notices of Conversion/Continuation, Request for Letter of Credit, Swing Loan requests and any similar requests or notices), and (C) information which has been filed by the Credit Parties with the Securities and Exchange Commission or publicly disclosed by the Credit Parties. Before distribution of any Borrower Materials, at the request of the Administrative Agent, the Credit Parties agree to execute and deliver to the Administrative Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

Section 10.18       Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or any other Credit Party, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or Federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrower or such other Credit Party, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 10.19       Contribution Obligations.

(a)          Each Credit Party hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Credit Party, and any successor or assign of any other Credit Party, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the prior payment in full of all of the Obligations (other than contingent indemnification obligations for which no claim has been made) in cash and termination of all Commitments; provided, unless an Event of Default shall then exist, the foregoing shall not prevent or prohibit the repayment of intercompany accounts and loans, or intercompany asset transfers, among the Credit Parties in the ordinary course of business.

88

(b)          Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of any Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or Federal law relating to fraudulent conveyances or transfers) then the obligations of each Credit Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether Federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under this Agreement or applicable law.

(c)          The provisions of this Section 10.19 are made for the benefit of the Lenders and their respective successors and permitted assigns, and may be enforced by any such Person from time to time against any of the Credit Parties as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Credit Parties or to exhaust any remedies available to it against any of the other Credit Parties or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 10.19 shall remain in effect until the payment in full of all of the Obligations (other than contingent indemnification obligations for which no claim has been made) in cash and termination of all Commitments. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, or otherwise, the provisions of this Section 10.19 will forthwith be reinstated in effect, as though such payment had not been made.

Section 10.20      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lender Group members are arm’s-length commercial transactions between such Credit Party and its Affiliates, on the one hand, and the Lender Group members, on the other hand, (ii) such Credit Party has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (iii) such Credit Party is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lender Group members is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) no Lender Group member has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lender Group members and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Credit Party and its Affiliates, and no Lender Group member has any obligation to disclose any of such interests to such Credit Party or its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against each of the Lender Group members with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.21      Qualified ECP Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of such Credit Party’s obligations under its Guaranty hereunder in respect of Hedge Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.21 or otherwise under its Guaranty hereunder, as it relates to such other Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.21 shall remain in full force and effect until termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than any Letter of Credit for which the Letter of Credit Obligations have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made). Each Qualified ECP Guarantor intends that this Section 10.21 constitute, and this Section 10.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

89

Section 10.22     Patriot Act. The Administrative Agent and each Lender hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 10.23      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 11

YIELD PROTECTION

Section 11.1        Eurodollar Rate Basis Determination. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Loan for any Eurodollar Loan Period, the Administrative Agent determines that deposits in Dollars (in the applicable amount) are not being offered to leading banks in the London interbank market for such Eurodollar Loan Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

90

Section 11.2         Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain, or fund its Eurodollar Loans, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrower shall repay in full the amount of each affected Eurodollar Loan of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Loan Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain and fund such Eurodollar Loan to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Loan to such day. Concurrently with repaying each affected Eurodollar Loan of such Lender, notwithstanding anything contained in Article 2, the Borrower shall borrow a Base Rate Loan from such Lender, and such Lender shall make such Base Rate Loan in an amount such that the amount of the Loans held by such Lender shall equal the amount of such Loans immediately prior to such repayment.

Section 11.3         Increased Costs.

(a)          If any Change in Law:

(i)          Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Loans or its Eurodollar Loans (other than Indemnified Taxes or Excluded Taxes);

(ii)         Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or similar requirement or condition against assets of, deposits (other than as described in Section 11.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the Eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Loans or its Eurodollar Loans;

(iii)        Shall subject the Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit (other than Indemnified Taxes or Excluded Taxes); or

(iv)        Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or similar requirement or condition against assets of, deposits (other than as described in Section 11.5) with or for the account of, or commitments or credit extended by the Issuing Bank, or shall impose on the Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Loan, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit and such increase is not given effect in the determination of the Eurodollar Rate, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, then promptly upon demand, which demand shall be accompanied by the certificate described in Section 11.3(b), by such Lender or Issuing Bank, the Borrower agrees to pay, without duplication of amounts due under Section 2.9(b), to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs. Each Lender or Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank to compensation pursuant to this Section 11.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank.

91

(b)          A certificate of any Lender or the Issuing Bank claiming compensation under this Section 11.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Issuing Bank may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 11.3, the Borrower may at any time, upon at least three (3) Business Days prior notice to such Lender, prepay in full the then affected Eurodollar Loans of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.10. Concurrently with prepaying such Eurodollar Loans, the Borrower shall borrow a Base Rate Loan, or a Eurodollar Loan not so affected, from such Lender, and such Lender shall make such Loan in an amount such that the amount of the Loans held by such Lender shall equal the amount of such Loans immediately prior to such prepayment.

(c)          The Issuing Bank and each Lender shall endeavor to notify the Borrower of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 11.3 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 11.3 in respect of any costs resulting from such event, only be entitled to payment under this Section 11.3 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives notice to the Borrower of such event.

Section 11.4         Effect On Other Loans. If notice has been given pursuant to Sections 11.1, 11.2 or 11.3 suspending the obligation of any Lender to make any Eurodollar Loan, or requiring Eurodollar Loans of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 11.1, the Administrative Agent) notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Lender as to the Eurodollar Loans affected shall, at the option of the Borrower, be made instead as Base Rate Loans.

Section 11.5         Capital Adequacy. If any Lender or Issuing Bank (or any holding company of the foregoing) shall have reasonably determined that a Change in Law has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any holding company of the foregoing) capital or liquidity as a consequence of such Lender’s or Issuing Bank’s portion of the Commitments or obligations hereunder to a level below that which it could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s (or any holding company of the foregoing) policies with respect to capital adequacy or liquidity immediately before such Change in Law and assuming that such Lender’s or Issuing Bank’s (or any holding company of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand, which demand shall be accompanied by the certificate described in the last sentence of this Section 11.5, by such Lender or Issuing Bank, the Borrower shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 11.3. A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive. The Issuing Bank and each Lender shall endeavor to notify the Borrower of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 11.5 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 11.5 in respect of any costs resulting from such event, only be entitled to payment under this Section 11.5 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives notice to the Borrower of such event.

92

ARTICLE 12

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 12.1         Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS, THE BORROWER, OR SUCH OTHER PERSON AS SUCH CREDIT PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH CREDIT PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH CREDIT PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH CREDIT PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH CREDIT PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH CREDIT PARTY TO RECEIVE SERVICE OF PROCESS, EACH CREDIT PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH CREDIT PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS ON BEHALF OF SUCH CREDIT PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 12.2         Consent to Venue. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

93

Section 12.3         Waiver of Jury Trial. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY CREDIT PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 12.

Section 12.4         Flood Provisions. For the avoidance of doubt, as of the Closing Date, no mortgages or any other similar security instruments are being entered into, provided, however, if at any time after the Closing Date, the Administrative Agent and Borrower agree to require any of the Credit Parties to provide a mortgage or any other similar security instrument in favor of the Administrative Agent for the benefit of the Lenders, then with respect to any such real property for which the Administrative Agent has a mortgage or any other similar security instrument in its favor (the “Mortgaged Property”), the following requirements must be satisfied:

(a)          the Credit Party shall provide, prior to the effective date of any such requirement, with respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the applicable Credit Party (i) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the property of the Borrower and each Subsidiary ceases to be financially sound and reputable after the effective date, in which case, the Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such total amount as is sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws or as otherwise reasonably required by the Administrative Agent or any Lender and (ii) promptly upon request of the Administrative Agent or any Lender, will deliver to the Administrative Agent and the Lenders, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Lenders, including, without limitation, evidence of annual renewals of such insurance;

(b)          in the event such requirements are put in place, any increase, extension or renewal of the Commitments shall be subject to (and conditioned upon): (i) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Law and (ii) the Administrative Agent shall have received confirmation from the Lenders that flood insurance due diligence and flood insurance compliance reasonably satisfactory to all Lenders (such confirmation not to be unreasonably withheld, conditioned or delayed) has been completed; and

(c)          notwithstanding the foregoing, the Administrative Agent shall not enter into any mortgage or any other similar security instrument in respect of any real property acquired by the Borrower or any other Credit Party after the Closing Date until (i) the date that occurs fourteen (14) days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (A) a completed flood hazard determination from a third party vendor; (B) if such real property is located in a “special flood hazard area”, (1) a notification to the Borrower of that fact and (if applicable) notification to the Borrower that flood insurance coverage is not available and (2) evidence of the receipt by the Borrower of such notice; (ii) if such notice is required to be provided to the Borrower and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (iii) the Administrative Agent shall have received confirmation from the Lenders that flood insurance due diligence and flood insurance compliance reasonably satisfactory to all Lenders (such confirmation not to be unreasonably withheld, conditioned or delayed) has been completed.

[Signatures on following pages.]

94

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.

BORROWER:	VULCAN MATERIALS COMPANY,
as the Borrower

	By:		/s/ C. Wes Burton, Jr.
		Name:	C. Wes Burton, Jr.
		Title:	Vice President and Treasurer

[VULCAN – CREDIT AGREEMENT]

GUARANTORS:

ARUNDEL COMPANY, LLC

FLORIDA ROCK INDUSTRIES, INC.

HARPER BROTHERS, LLC

LEGACY VULCAN, LLC

MARYLAND STONE, LLC

S & G CONCRETE COMPANY, LLC

TCS MATERIALS, LLC

VIRGINIA CONCRETE COMPANY, LLC

VULCAN AGGREGATES COMPANY, LLC

VULCAN CONSTRUCTION MATERIALS, LLC

By:		/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Vice President and Treasurer

BRISA ACQUISITIONS, LLC
FULTON CONCRETE COMPANY, LLC

By:		/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Vice President and Assistant
Treasurer

CALMAT CO.
TRIANGLE ROCK PRODUCTS, LLC

By:		/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Assistant Treasurer

AZUSA ROCK, LLC
VULCAN LANDS, INC.

By:		/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Assistant Secretary and Assistant
Treasurer

[VULCAN – CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDERS:	SUNTRUST BANK, as the Administrative Agent and a Lender

	By:		/s/ Chris Hursey
		Name:	Chris Hursey
		Title:	Director

[VULCAN – CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:		/s/ David B. Jackson
	Name:	David B. Jackson
	Title:	Senior Vice President

WELLS FARGO BANK, N.A., as a Lender

By:		/s/ Andrew G. Payne
	Name:	Andrew G. Payne
	Title:	Director

U.S. BANK NATIONAL ASSOCIATION, N.A., as a Lender

By:		/s/ Jonathan F. Lindvall
	Name:	Jonathan F. Lindvall
	Title:	Senior Vice President

REGIONS BANK, as a Lender

By:		/s/ Brook H. Balogh
	Name:	Brook H. Balogh
	Title:	Senior Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:		/s/ Kimberly A. Crotty
	Name:	Kimberly A. Crotty
	Title:	VP

[VULCAN – CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA, as a Lender

By:		/s/ Ryan Durkin
	Name:	Ryan Durkin
	Title:	Authorized Signatory

FIRST TENNESSEE BANK, as a Lender

By:		/s/ Jay W. Dale
	Name:	Jay W. Dale
	Title:	Senior Vice President

SYNOVUS BANK, as a Lender

By:		/s/ Anne H. Lovette
	Name:	Anne H. Lovette
	Title:	Director

ATLANTIC CAPITAL BANK, N.A., as a Lender

By:		/s/ Preston McDonald
	Name:	Preston McDonald
	Title:	Vice President

[VULCAN – CREDIT AGREEMENT]

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Borrower’s Information

Borrower:	Vulcan Materials Company
Amount and Facility:	$750,000,000 Revolving Loan; $250,000,000 DDTL Loan
Closing Date:	December 21, 2016
Tax ID#:	20-8579133
Participant Information

Institution:
(As it will appear in documents and subsequent announcements)
Institution Tax ID#:

Is institution a foreign entity?	☐ Yes. Please include the applicable W-8 BEN or W-8 ECI withholding form (or any successor form) for your entity. ☐ No. Please include the W-9 withholding form (or any successor form) for your entity.

	Credit Contact	Admin/Operations Contact

Primary Contact:
Title:
Street Address:
City/State/Zip:
Telephone Number:
Fax Number:
E-mail Address:

	Compliance Contact	Letter of Credit Contact

Primary Contact:
Title:
Street Address:
City/State/Zip:
Telephone Number:
Fax Number:
E-mail Address:

Wire Routing Instructions

Bank Name:
ABA Number:
City/State:
Account Name (OBI):
Account Number:
Beneficiary (BNF)
Ref:

Administrative Agent Information

Operations	Wire Instructions

Primary Contact:	Bank:	SunTrust Bank
Telephone Number:	City/State	Atlanta, Georgia
Fax Number:	ABA #:	061000104
Address:	Credit:
Account #:
Attention:
	Reference:	Vulcan Materials Company
E-mail Address:

PLEASE COMPLETE THIS FORM AND FAX TO SUNTRUST BANK AT 404-439-7409

2

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Credit Agreement dated as of December 21, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among Vulcan Materials Company, a New Jersey corporation (the “Borrower”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns, in such capacity, the “Administrative Agent”).

The “Assignor” and the “Assignee” referred to herein and listed on Schedule 1 hereto agree as follows:

1.          In accordance with the terms and conditions of Section 10.5 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee without recourse, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s portion of the Commitment, portion of the Letter of Credit Commitment, the amount of the Loans owing to the Assignee and participations in outstanding Letters of Credit will be as set forth on Schedule 1.

2.          The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of their obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.          The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other member of the Lender Group and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Administrative Agent to take such action as agents on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to such agents, by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and (f) attaches any U.S. Internal Revenue Service forms required under Section 2.9(b)(vi) of the Credit Agreement and such other documents as may be required to be delivered by it under the Credit Agreement.

1

4.          Following the execution hereof, the Assignor and the Assignee shall deliver this Assignment and Acceptance, along with (a) a processing and recordation fee of $3,500 payable by the Assignee to the Administrative Agent and (b) if the Assignee is not a Lender, a completed Administrative Questionnaire for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor, the Assignee and the other parties whose consent to such assignment is required for such Assignee to constitute an Eligible Assignee or is required pursuant to the terms of the Section 10.5 of the Credit Agreement, (b) the date of acceptance and approval hereof in writing by the Administrative Agent and (c) the date specified on Schedule 1.

5.          Upon such acceptance by the Administrative Agent and recording by the Administrative Agent, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance and the Credit Agreement, shall have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents, and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance and the Credit Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents; provided, however, that nothing contained herein shall release any assigning Lender from obligations that expressly survive the termination of the Credit Agreement.

6.          From and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

7.          This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.          This Assignment and Acceptance may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Assignment and Acceptance in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of a file in Adobe Corporation’s portable document format (also known as PDF file) shall be deemed an original signature hereto.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed by their authorized signatory as of the date specified thereon.

[NAME OF ASSIGNOR], as the Assignor

By:
Name:
Title:

Date: [_________ __, 2___]

[NAME OF ASSIGNEE], as the Assignee

By:
Name:
Title:

Date: [_________ __, 2___]

VULCAN-ASSIGNMENT AND ACCEPTANCE

ACCEPTED AND APPROVED AS OF
[_______________ ___, 2____]:

[SUNTRUST BANK, as the Administrative Agent][1]

By:
Name:
Title:

[VULCAN MATERIALS COMPANY,
a New Jersey corporation][2]

By:
Name:
Title:

1 If required by the Credit Agreement.

2 If required by the Credit Agreement.

VULCAN-ASSIGNMENT AND ACCEPTANCE

SCHEDULE 1

ASSIGNMENT AND ACCEPTANCE

ASSIGNOR:   [_________________________]

ASSIGNEE:    [_________________________]

[Revolving Loan Commitment] [DDTL Commitment] of the Assignor prior to assignment [(including the Letter of Credit Commitment)]:	[Revolving Loan Commitment] [DDTL Commitment]: $[___________]

Amount of [Revolving Loan Commitment] [DDTL Commitment] assigned to the Assignee:	[Revolving Loan Commitment] [DDTL Commitment]: $[___________]

[Revolving Loan Commitment] [DDTL Commitment] of the Assignor after assignment [(including Letter of Credit Commitment)]:	[Revolving Loan Commitment] [DDTL Commitment]: $[___________]

The Assignee’s [Revolving Loan Commitment] [DDTL Commitment] Percentage after assignment:	[Revolving Loan Commitment] [DDTL Commitment] Percentage: [___________]%

The Assignee’s domestic lending office:	[_____________________________ _____________________________ _____________________________]
The Assignee’s Eurodollar lending office:	[_____________________________ _____________________________ _____________________________]
Effective Date (if other than date of acceptance by the Administrative Agent):	[_______________, 2____]

VULCAN-ASSIGNMENT AND ACCEPTANCE

EXHIBIT c

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies to the Administrative Agent that he or she is the [Chief Financial Officer] [Treasurer] of VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”). In connection with that certain Credit Agreement dated as of December 21, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), the undersigned, as the Borrower, does hereby further certify to the Administrative Agent in the undersigned’s capacity as [Chief Financial Officer] [Treasurer] of the Borrower and not in the undersigned’s individual capacity that:

1.          The arithmetical calculations required to establish whether or not the Credit Parties are in compliance with the requirements of the Financial Covenants as at the end of the applicable fiscal quarter (the “Specified Period”) are set forth on Schedule 1 attached hereto (with detailed calculations attached hereto as Annex 1);

2.          To the best of the undersigned’s knowledge, no Default or Event of Default has occurred as at the end of the Specified Period [, except as described on Schedule 2 attached hereto (which schedule describes the nature of such Default or Event of Default, when it occurred, whether it is continuing and specifies what action the Borrower has taken or propose to take with respect thereto)]; and

3.          Each existing Domestic Subsidiary that became a Credit Party pursuant to Section 6.10 of the Credit Agreement is set forth on Schedule 3 attached hereto.

Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

[Signatures on following page.]

1

IN WITNESS WHEREOF, the undersigned, in the undersigned’s capacity as [Chief Financial Officer] [Treasurer] of the Borrower, and not in the undersigned’s individual capacity, has caused this Compliance Certificate to be executed on behalf the Borrower as of [__________, 20__].

VULCAN MATERIALS COMPANY

By:
Name:
Title: [Chief Financial Officer] [Treasurer]

[VULCAN – COMPLIANCE CERTIFICATE]

SCHEDULE 1

[ATTACH DETAILED FINANCIAL CALCULATIONS]

VULCAN-COMPLIANCE CERTIFICATE

[SCHEDULE 2

EVENTS OF DEFAULT]

VULCAN-COMPLIANCE CERTIFICATE

SCHEDULE 3

NON-CREDIT PARTY SUBSIDIARIES THAT BECAME CREDIT PARTIES

VULCAN-COMPLIANCE CERTIFICATE

EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

[_____________ ___, 2___]

I, [____________________________], the [___________________] and an Authorized Signatory of VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), do hereby certify on behalf of the Borrower, and not in my individual capacity, pursuant to the provisions of that certain Credit Agreement dated as of December 21, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Borrower, the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors in such capacity the “Administrative Agent”), that, with respect to the existing outstanding [Base Rate / Eurodollar] Loan under the [Revolving Loan Commitment/DDTL Commitment] in the original principal amount of $[__________],

(a)          such [Base Rate / Eurodollar] Loan shall be converted or continued as follows:

(i)          $[__________] of such amount shall be converted to a Base Rate Loan, effective [__________, ____ ];

(ii)         $[__________] of such amount shall be [converted to /continued as] a Eurodollar Loan with a Eurodollar Loan Period of [____] months, effective [____________, ____];

(iii)        $[__________] of such amount shall be repaid on [____________, ____];

(b)          [after giving effect to the foregoing, the number of Eurodollar Loans outstanding will not exceed eight (8); and]

(c)          [no Event of Default exists at the time of the requested continuation of or conversion to a Eurodollar Loan specified above] [an Event of Default exists at the time of the requested continuation of or conversion to a Eurodollar Loan specified above, but the Required Lenders have not elected that continuations of or conversions to Eurodollar Loans be prohibited]. 1

The foregoing instructions shall be irrevocable. This Notice of Conversion/Continuation shall be a Loan Document.

1 To be included in the case of a requested continuation of or conversion to Eurodollar Loans.

1

IN WITNESS WHEREOF, the undersigned in its capacity as the Borrower, acting through an Authorized Signatory, has caused this Notice of Conversion/Continuation to executed, as of the date first written above.

VULCAN MATERIALS COMPANY, a New Jersey corporation

By:
Name:
Title:

VULCAN – NOTICE OF CONVERSION/CONTINUATION

EXHIBIT E

FORM OF REQUEST FOR LOAN

I, [____________________________], the [___________________] and an Authorized Signatory of VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), do hereby certify on behalf of the Borrower, and not in my individual capacity, pursuant to the provisions of that certain Credit Agreement dated as of December 21, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Borrower, the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), that:

1.           The Borrower hereby requests [a Eurodollar Loan in the amount of $[____________] with a Eurodollar Loan Period of [____] months][a Base Rate Loan in the amount of $______________], under the [Revolving Loan Commitment] [DDTL Commitment] [in the form of a Swing Loan]. The proceeds of the Loan should be wired on behalf of the Borrower as set forth below. The foregoing instructions shall be irrevocable.

Bank Name:

Bank Address:

ABA#:

Account Name:

Account Number:

Federal Tax I.D. #:

2.           After giving effect to the foregoing, the number of Eurodollar Loans outstanding will not exceed eight (8).

3.           All of the representations and warranties of the Credit Parties under the Credit Agreement and the other Loan Documents, which, pursuant to Section 5.2 of the Credit Agreement, are made at and as of the time of the Loans requested hereby, are true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects and except (i) in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date and (ii) the representations and warranties set forth in Section 5.1(j) and Section 5.1(k) of the Credit Agreement), both before and after giving effect to such Loan, and all applicable conditions set forth in Section 4.1 (solely in the case of the initial borrowing on the Closing Date) and Section 4.2 of the Credit Agreement have been satisfied or waived.

4.           On the date of the Loan requested hereby and after giving effect thereto, no Default or Event of Default exists.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the undersigned in its capacity as the Borrower acting through an Authorized Signatory, has caused this Request for Loan to be executed on the ________ day of _________________, 20___.

VULCAN MATERIALS COMPANY, a New Jersey corporation

By:
Name:
Title:

VULCAN – REQUEST FOR LOAN

EXHIBIT F

FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

I, [_____________________], the [___________________] and an Authorized Signatory of VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), do hereby certify on behalf of the Borrower in the capacity of the Borrower, and not in my individual capacity, pursuant to the provisions of that certain Credit Agreement dated as of December 21, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Borrower, the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), that:

1.          The Borrower hereby requests that [_____________], as Issuing Bank (the “Specified Issuing Bank”), issue a [Commercial][Standby] Letter of Credit under the Letter of Credit Commitment in the amount of $[_______________] to be issued on [_________________, 20__] (the “Effective Date”) for the account of [the Borrower] [__________, a subsidiary of the Borrower]and for the benefit of [________________] (the “Beneficiary”) to expire on [___________________].

2.          Attached hereto as Exhibit A is a duly completed Letter of Credit application.

3.          As of the Effective Date, the issuance of the Letter of Credit requested hereby will not result in (a) the Aggregate Revolving Credit Obligations exceeding the Revolving Loan Commitments or (b) the outstanding amount of the Letter of Credit Obligations with respect to Letters of Credit issued by the Specified Issuing Bank to exceed the Specified Issuing Bank’s Letter of Credit Issuance Limit.

4.          All of the representations and warranties of the Credit Parties under the Credit Agreement and the other Loan Documents, which, pursuant to Section 5.2 of the Credit Agreement, are made at and as of the time of the issuance of the Letter of Credit requested hereby, are true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects and except (i) in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date and (ii) the representations and warranties set forth in Section 5.1(j) of the Credit Agreement and the second sentence of Section 5.1(k) of the Credit Agreement), both before and after giving effect to the issuance of such Letter of Credit, and all applicable conditions set forth in Section 4.1 (solely in the case of the any Letter of Credit issued on the Closing Date) and Section 4.2 of the Credit Agreement have been satisfied or waived.

5.          On the date of the issuance of the Letter of Credit requested hereby and after giving effect thereto, no Default or Event of Default exists.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned in its capacity as the Borrower acting through an Authorized Signatory, has caused this Request for Issuance of Letter of Credit to be executed on the ________ day of _________________, 20___.

VULCAN MATERIALS COMPANY, a New Jersey corporation

By:
Name:
Title:

[VULCAN – REQUEST FOR ISSUANCE OF LETTER OF CREDIT]

Exhibit A

[Attach Letter of Credit Application]

EXHIBIT G

FORM OF REVOLVING LOAN NOTE

US $	[DATE]

FOR VALUE RECEIVED, the undersigned, VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), hereby promises to pay to the order of [                        ] (hereinafter, together with its successors and permitted assigns, the “Lender”), at the office of the Administrative Agent (as defined below), in immediately available funds, the principal sum of [                            and            ]/100 DOLLARS ($[                        ]) of United States funds, or, if less, the aggregate unpaid principal amount of the Revolving Loans advanced by the Lender to the Borrower under the Credit Agreement, plus interest as hereinafter provided, in accordance with the terms of the Credit Agreement.

This Revolving Loan Note (this “Note”) is one of the Revolving Loan Notes referred to in that certain Credit Agreement dated as of December 21, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders, and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”). All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined herein.

All Revolving Loans and accrued interest shall be due and payable in full on the Revolving Loan Maturity Date, or such earlier date as the Revolving Loans shall be due and payable in full, in cash, whether by acceleration or otherwise, pursuant to the Credit Agreement. The principal hereunder is also subject to repayment and prepayment from time to time as provided in the Credit Agreement.

The Borrower shall be entitled to borrow, repay and re-borrow funds hereunder pursuant to the terms and conditions of the Credit Agreement. Prepayment of the principal amount of any Revolving Loan may be made only as provided in the Credit Agreement.

The Borrower hereby promises to pay interest on the unpaid principal amount hereof at the rates and at such times and in such manner as are provided under the Credit Agreement.

In no event shall the amount of interest and other charges for the use of money payable hereunder exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money payable hereunder or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Closing Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied first, to reduce the principal balance of the Loans in accordance with the terms of the Credit Agreement and second, returned to the Borrower, to the extent of such excess. It is the express intent hereof that the Borrower not pay, and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

1

All parties now or hereafter liable with respect to this Note, whether the Borrower, any Guarantor, endorser or any other Person, hereby waive any presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest whatsoever.

No failure or delay on the part of the Lender or any holder hereof in exercising any right under this Note shall operate as a waiver of such right. Any waiver or indulgence granted by the Lenders, the Required Lenders, or the Required Revolving Lenders, as applicable, shall not constitute a modification of the Credit Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Credit Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Credit Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under the Credit Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Time is of the essence in this Note.

This Note evidences the Lender’s portion of the Revolving Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement and the other Loan Documents, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment and repayment.

This Note may not be transferred or assigned or pledged except pursuant to and in accordance with the provisions of Section 10.5 of the Credit Agreement.

This Note is subject to the terms and provisions of the Credit Agreement, which are hereby incorporated herein by reference.

This Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Remainder of this page intentionally left blank.]

2

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the day and year first above written.

VULCAN MATERIALS COMPANY, a New Jersey corporation

By:
Name:
Title:

VULCAN – REVOLVING LOAN NOTE

EXHIBIT H

FORM OF DDTL Loan NOTE

US $	[DATE]

FOR VALUE RECEIVED, the undersigned, VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), hereby promises to pay to the order of [                        ] (hereinafter, together with its successors and permitted assigns, the “Lender”), at the office of the Administrative Agent (as defined below), in immediately available funds, the principal sum of [                                 and        ]/100 DOLLARS ($[                        ]) of United States funds, or, if less, the aggregate unpaid principal amount of the DDTL Loans advanced by the Lender to the Borrower under the Credit Agreement, plus interest as hereinafter provided, in accordance with the terms of the Credit Agreement.

This DDTL Loan Note (this “Note”) is one of the DDTL Loan Notes referred to in that certain Credit Agreement dated as of December 21, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders, and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”). All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined herein.

All DDTL Loans and accrued interest shall be due and payable in full on the DDTL Maturity Date, or such earlier date as the DDTL Loans shall be due and payable in full, in cash, whether by acceleration or otherwise, pursuant to the Credit Agreement. The principal hereunder is also subject to repayment and prepayment from time to time as provided in the Credit Agreement. Prepayment of the principal amount of any DDTL Loan may be made only as provided in the Credit Agreement. The Borrower hereby promises to pay interest on the unpaid principal amount hereof at the rates and at such times and in such manner as are provided under the Credit Agreement.

In no event shall the amount of interest and other charges for the use of money payable hereunder exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money payable hereunder or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Closing Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied first, to reduce the principal balance of the Loans in accordance with the terms of the Credit Agreement and second, returned to the Borrower, to the extent of such excess. It is the express intent hereof that the Borrower not pay, and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

All parties now or hereafter liable with respect to this Note, whether the Borrower, any Guarantor, endorser or any other Person, hereby waive any presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest whatsoever.

No failure or delay on the part of the Lender or any holder hereof in exercising any right under this Note shall operate as a waiver of such right. Any waiver or indulgence granted by the Lenders, the Required Lenders, or the Required DDTL Lenders, as applicable, shall not constitute a modification of the Credit Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Credit Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Credit Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under the Credit Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Time is of the essence in this Note.

This Note evidences the Lender’s portion of the DDTL Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement and the other Loan Documents, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment and repayment.

This Note may not be transferred or assigned or pledged except pursuant to and in accordance with the provisions of Section 10.5 of the Credit Agreement.

This Note is subject to the terms and provisions of the Credit Agreement, which are hereby incorporated herein by reference.

This Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the day and year first above written.

VULCAN MATERIALS COMPANY, a New Jersey corporation

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of DDTL Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT I

FORM OF JOINDER SUPPLEMENT

Reference is made to that certain Credit Agreement dated as of December 21, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”).

WHEREAS, pursuant to Section 6.10 of the Credit Agreement, certain Subsidiaries of the Borrower are required to join the Credit Agreement as Guarantors and become Credit Parties, by executing and delivering in favor of the Administrative Agent, for the benefit of the Lender Group, this Joinder Supplement. Upon the execution and delivery of this Joinder Supplement by the undersigned (the “New Credit Party”), such New Credit Party shall become a Guarantor and a Credit Party under the Credit Agreement and the other Loan Documents with the same force and effect as if originally named as a Guarantor and a Credit Party, therein, as applicable.

NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          In accordance with Section 6.10 of the Credit Agreement, the New Credit Party, by its signature below, becomes a Guarantor and a Credit Party under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor and as a Credit Party and the New Credit Party (a) hereby agrees to all of the terms and provisions of the Credit Agreement applicable to it as a Guarantor and as a Credit Party thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor and a Credit Party thereunder are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and except for the representations and warranties set forth in Section 5.1(j) and Section 5.1(k) of the Credit Agreement) with respect to such New Credit Party and its Subsidiaries, as applicable, on and as of the date hereof. In furtherance of the foregoing, subject to the limitations set forth in Section 3.1(g) of the Credit Agreement, the New Credit Party hereby jointly and severally with the other Guarantors guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, (i) any interest thereon (including, without limitation, interest, as provided in the Credit Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against any other Credit Party after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus (ii) out-of-pocket expenses and reasonable attorney’s fees if the obligations represented by the Credit Agreement are collected by law, through an attorney-at-law, or under advice therefrom, in each case with respect to clause (ii) to the extent required by Section 10.2 of the Credit Agreement. Each reference to a Guarantor and Credit Party as applicable in the Credit Agreement and each other Loan Document shall be deemed to include the New Credit Party. The terms and provisions of the Credit Agreement are hereby incorporated herein by reference.

2.          The New Credit Party acknowledges and confirms that it has received a copy of the Credit Agreement, and the other Loan Documents and, in each case, all schedules and exhibits thereto.

3.          The New Credit Party agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Joinder Supplement.

4.          The New Credit Party represents and warrants to the Administrative Agent (for itself and on behalf of the Lender Group) that this Joinder Supplement has been duly executed and delivered by the New Credit Party and is a legal, valid and binding obligation of the New Credit Party, enforceable against the New Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

5.          This Joinder Supplement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered shall be deemed to be an original, but all such separate counterparts shall, when taken together constitute but one and the same agreement. In proving this Joinder Supplement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an Adobe file format document (also known as PDF file) shall be deemed an original signature hereto.

6.          Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

7.          The provisions of this Joinder Supplement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the laws of the State of New York, without regard to conflicts of law principles that cause the application of the laws of any other jurisdiction.

8.          This Joinder Supplement shall be considered a Loan Document for all purposes.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the New Credit Party has caused this Joinder Supplement to be executed as of the day and year first above written.

NEW CREDIT PARTY:

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
ON [ , 20 ]

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

ANNEX I

PRICING GRID

Level	Ratings	Applicable Margin for Eurodollar Loans/Letter of Credit fees	Applicable Margin for Base Rate Loans	Commitment Fee/Ticking Fee
I	≤ Ba1/BB+/BB+	1.75%	0.75%	0.25%
II	Baa3/BBB-/BBB-	1.50%	0.50%	0.20%
III	Baa2/BBB/BBB	1.25%	0.25%	0.15%
IV	Baa1/BBB+/BBB+	1.125%	0.125%	0.125%
V	≥ A3/A-/A-	1.00%	0.00%	0.10%

Schedule 1.1(a)

Commitment Percentages

Lender	Revolving Loan Commitment	Revolving Commitment Percentage	DDTL Commitment	DDTL Commitment Percentage	Total Commitment	Commitment Percentage
SunTrust Bank	$120,000,000.00	16%	$40,000,000.00	16%	$160,000,000.00	16%
Wells Fargo Bank, National Association	$120,000,000.00	16%	$40,000,000.00	16%	$160,000,000.00	16%
U.S. Bank National Association	$120,000,000.00	16%	$40,000,000.00	16%	$160,000,000.00	16%
Bank of America, N.A.	$105,000,000.00	14%	$35,000,000.00	14%	$140,000,000.00	14%
Regions Bank	$105,000,000.00	14%	$35,000,000.00	14%	$140,000,000.00	14%
The Northern Trust Company	$56,250,000.00	7.5%	$18,750,000.00	7.5%	$75,000,000.00	7.5%
Goldman Sachs Bank USA	$56,250,000.00	7.5%	$18,750,000.00	7.5%	$75,000,000.00	7.5%
First Tennessee Bank National Association	$37,500,000.00	5%	$12,500,000.00	5%	$50,000,000.00	5%
Synovus Bank	$18,750,000.00	2.5%	$6,250,000.00	2.5%	$25,000,000.00	2.5%
Atlantic Capital Bank	$11,250,000.00	1.5%	$3,750,000.00	1.5%	$15,000,000.00	1.5%
Totals	$750,000,000.00	100.000%	$250,000,000.00	100.000%	$100,000,000.00	100.000%

Schedule 1.1(b)

Permitted Liens

VULCAN MATERIALS COMPANY

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
Vulcan Materials Company	Applied Industrial Technologies-Dixie, Inc.	UCC Continuation 4/7/08 Continuation 4/10/13	04/14/03	21538926	New Jersey

For equipment located at Raburn Quarry,

Kelly’s Creek Road, Raburn, Georgia.

Purchase Money Security Interest in and to all Consignee’s now held or hereafter acquired equipment consigned or shipped

by Consignee by or on behalf of Consignor

pursuant to the certain Consignment

Agreement between the parties dated

11/15/02 and as amended from time to

time, whether manufactured by Consignor or others and under any product name, including all additions and accessions thereto and substitutions therefor and products thereof.

Vulcan Materials Company	Carter Machinery Co., Inc.	UCC	11/15/12	26282916	New Jersey	Equipment 1-CAT 259B3

Vulcan Materials Company	Caterpillar Financial Services Corporation	UCC	11/21/12	50384372	New Jersey	Equipment One Caterpillar TL1055C Telehandler S/N: KDE00345

Vulcan Materials Company	Peterson Tractor Co.	UCC	12/04/12	50392751	New Jersey	Equipment New JLG 400S Manlift S/N 0300166308 Caterpillar TL

Vulcan Materials Company	CIT Finance LLC	UCC	04/22/13	26358086	New Jersey

Equipment

Plus all other types of office equipment

and products, computers, security systems and other items of equipment now and hereafter leased to and or financed for Debtor/Lessee by Secured Party/Lessor

Vulcan Materials Company	Great America Financial Services Corporation	UCC	07/31/14 10/30/14	26582627 2708646 (Used to Add Collateral)	New Jersey

PNL702BC Sharp 70” Digital Aquos

Board S/N 30100263

D5133NT Sharp Digital Power Filter –

120 Volt, 15 Amps, 2 Outlet

S/N 21210468

PNZB01 Sharp Input/Output Expansion

Board for Digital White Board

S/N 45003854

PNSR760M Sharp Rolling Flat Panel Cart

for Digital White Board S/N 21210515

PNSL01SPC Sharp Touch Display Link

Software Aquos Board

S/N AE2L-HABXEB-XXXX

PNTPC2W7A Sharp Digital White Board

PC Windows 7 S/N 58-11901

PNL802B Sharp 80” Digital Aquos Board

S/N 44002053

D5133NT Sharp Digital Power Filter –

129 Volt, 15 Amps, 2 Outlet

S/N 21207340

PNZ801 Sharp Input/Output Expansion

Board for Digital White Board

S/N 45003024

PNTPC17W7 Sharp Digital White Board

PC Windows 7 Intel Core 17 2.5 GHz

Duel Processor S/N 59-11148

PNSS01 Sharp Digital Signage Software

S/N SS01-11100649

XTMU Chief XTMU Display Mount

S/N Vulcan

PNSL01SPC Sharp Touch Display Link

Software Aquos Board

Vulcan Materials Company	EverBank Commercial Finance, Inc.	UCC	02/11/15	51081140

All items of personal property leased

pursuant to that certain Lease Agreement

dated 12/12/14 by and between EverBank

Commercial Finance, Inc. as lessor, rentor

or owner and Vulcan Materials Company

as lessee or customer, as more specifically

described below and/or in attachments

hereto, together with all related software

(embedded therein or otherwise), all

additions, attachments, accessories and

accessions thereto, whether or not

furnished by the supplier thereof; and any

and all substitutions, replacements or

exchanges for any such item of equipment

and any and all insurance and/or other proceeds thereof.

1 Konica Minolta Bizhub C754E

2 Konica Minolta Bizhub C554E 1 Konica Minolta Bizhub 554E 1 Konica Minolta Bizhub 454E

1 Konica Minolta Bizhub C364E

2 Konica Minolta Bizhub 364E

3 Konica Minolta Bizhub C284E

Vulcan Materials Company	Thompson Tractor Co., Inc.	UCC	08/06/14	50915662	New Jersey	Caterpillar P33000 SN T39A10075 Proceeds of the collateral are also covered

Vulcan Materials Company	Thompson Tractor Co., Inc.	UCC	10/29/14	50991150	New Jersey	Caterpillar D6T SN ZJB01412 Proceeds of the collateral are also covered

Vulcan Materials Company	Applied Industrial Technologies, Inc.	UCC	02/05/14	50739947	New Jersey

Purchase Money Security Interest in and to

all Consignee’s now held or hereafter

acquired equipment consigned or shipped

to Consignee by or on behalf of Consignor

pursuant to that certain Consignment

Agreement between the parties. And as

amended from time to time, whether

manufactured by Consignor or others and

under any product name, including all

additions and accessions thereto and

substitutions therefor and products thereof.

Equipment will be located at address

referenced above.

Vulcan Materials Company	Wagner Equipment Company	UCC	02/16/15	51085142	New Jersey	Caterpillar D9T Serial Number 0REX00319 and additions, replacements, attachments, substitutions and accessions thereto now owned or hereafter acquired and proceeds thereof. This is an information filing only. The foregoing item is owned by Wagner Equipment Co and rented to Vulcan Materials Company

Vulcan Materials Company	Wagner Equipment Company	UCC	06/01/15	51193683	New Jersey

Caterpillar D9T Serial Number 0TWG00363

and additions, replacements, attachments, substitutions and accessions thereto now owned or hereafter acquired and proceeds thereof. This is an information filing only. The foregoing item is owned by Wagner Equipment Co and rented to Vulcan Materials Company

Vulcan Materials Company	Thompson Tractor Co., Inc.	UCC	06/05/15	51230962	New Jersey	Caterpillar D6T SN ZJB01475 Proceeds of the collateral are also covered

Vulcan Materials Company	Wagner Equipment Company	UCC	06/13/15	51240325	New Jersey	Caterpillar 324EL LR Serial Number 0PNW00886 and additions, replacements, attachments, substitutions and accessions thereto now owned or hereafter acquired and proceeds thereof. This is an information filing only. The foregoing item is owned by Wagner Equipment Co and rented to Vulcan Materials Company

Vulcan Materials Company	Peterson Tractor Co.	UCC	06/16/15	5125443	New Jersey	New Caterpillar 730C Truck SN TFF00769 with all attachments and accessories

Vulcan Materials Company	Peterson Tractor Co.	UCC	08/04/15	51270940	New Jersey	New Caterpillar 730C Truck SN TFF00767 with all attachments and accessories

Vulcan Materials Company	GreatAmerica Financial Services Corporation	UCC	09/11/15 02/08/16 (adding collateral)	51321307	New Jersey

Various Toshiba equipment and all products, proceeds and attachments. This UCC-1 is filed pursuant to Section 9-505 of the Uniform Commercial Code for informational purposes only. This transaction is intended by the Lessee and lessor to be a lease.

Amended to add collateral 02/08/16: Various Francotyp Postalia mailing equipment and all products, proceeds and attachments

Vulcan Materials Company	Thompson Tractor Co., Inc.	UCC	09/28/15	51344085	New Jersey	Caterpillar D6T SN ZJB01322 Proceeds of the collateral are also covered

Vulcan Materials Company	Konica Minolta Premier Finance	UCC	10/26/15	51383350	New Jersey	The collateral described as: (1) Konica Minolta Bizhub Press 1250P, S/N: A4EX011040054; (1) Konica Minolta Bizhub Press C1100, S/N: ASAW011000442, including all components, additions, upgrades, attachments, accessions, substitutions, replacements and proceeds of such collateral. This filing is for precautionary purposes in connection with an equipment transaction and is not to be construed as indicating that the transaction is other than a true lease.

Vulcan Materials Company	RDO Equipment Co.	UCC	11/21/15	51423243	New Jersey	2015 John Deere 210K S/N 178210KXKFE892208, 2014 Woods/Gannon/Central Fab Ganedge S/N 172872, including all accessions thereto and all spare parts and special tools for such machinery and equipment

Vulcan Materials Company	Wagner Equipment Company	UCC	06/24/16	51744696	New Jersey	Caterpillar 324EL LR Serial Number 0PNW0C639 and additions, replacements, attachments, substitutions and accessions thereto now owned or hereafter acquired and proceeds thereof. This is an information filing only. The foregoing item is owned by Wagner Equipment Co and rented to Vulcan Materials Company

ARUNDEL COMPANY, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

AZUSA ROCK, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

BRISA ACQUISITIONS, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

CALMAT CO.

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
CalMat Co.	Mt. Adams Holdings, LLC	UCC	09/21/15	20154188461	Delaware	Any interest owned by Debtor owned or acquired in certain land in Sandoval County, New Mexico described in a lease executed July 19, 2015 between Debtor and Secured Party, any interest owned or acquired in personal property in connection with such lease and any proceeds and products of the foregoing.

FLORIDA ROCK INDUSTRIES, INC.

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

FULTON CONCRETE COMPANY, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

HARPER BROTHERS, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

LEGACY VULCAN, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

MARYLAND STONE, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

S & G CONCRETE COMPANY, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

TCS MATERIALS, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

TRIANGLE ROCK PRODUCTS, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

VIRGINIA CONCRETE COMPANY, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

VULCAN AGGREGATES COMPANY, LLC

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral
None

VULCAN CONSTRUCTION MATERIALS, LLC

(formerly Vulcan Construction Materials, LP)

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

Vulcan Construction Materials, LP	Deere Credit, Inc.	UCC Continuation 05/09/13	08/04/08	20082656088	Delaware	Equipment John Deere 850DL Excavator with 90” Bucket

Vulcan Construction Materials, LP	Caterpillar Financial Services Corporation	UCC	02/08/13	20130527573	Delaware	Equipment One Caterpillar 140H Motor Grader

Vulcan Construction Materials, LP	Brownsville Navigation District of Cameron County, Texas	UCC Continuation 03/06/12	03/08/07	070007886006	Texas

All furniture, fixtures, equipment,

inventory and other property of Debtor

now or hereafter located on Debtor’s lease

premises at the Port of Brownsville,

Cameron County, Texas such Lease being

dated 12/18/2003 and covering 5.36 acres

of land owned by The Brownsville

Navigation District of Cameron County,

Texas

Vulcan Construction Materials, LP	Plum Creek Timberlands, L.P. L.P.	UCC	12/31/12	20130000704	Delaware	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Construction Materials, LP	Highland Resources, Inc.	UCC	12/31/12	20130000738	Delaware	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Construction Materials, LP	Highland Resources, Inc.	UCC	10/02/13	20133987477	Delaware	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Construction Materials, LP	PC Natural Resources, LLC	UCC	10/02/13	20133987949	Delaware	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Construction Materials, LP	Highland Resources, Inc.	UCC	10/15/13	20134046745	Delaware	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Construction Materials, LP	PC Natural Resources, LLC	UCC	10/15/13	20134046695	Delaware	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Construction Materials, LP	GreatAmerica Financial Services Corporation	UCC	02/06/16	20160930642	Delaware	Various Francotyp Postalia Mailing Equipment and all products proceeds and attachments

VULCAN LANDS, INC.

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

Vulcan Lands, Inc.	Highland Resources, Inc.	UCC	01/02/13	26299945	New Jersey	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Lands, Inc.	Plum Creek Timberlands, L.P.	UCC	01/02/13	26300016	New Jersey	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Lands, Inc.	PC Natural Resources LLC	UCC	10/03/13	26450186	New Jersey	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Lands, Inc.	Highland Resources, Inc.	UCC	10/03/13	26450193	New Jersey	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Lands, Inc.	Highland Resources, Inc.	UCC	10/16/13	26453149	New Jersey	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Vulcan Lands, Inc.	PC Natural Resources, LLC	UCC	10/16/13	26453156	New Jersey	Limited term royalty interest in aggregates, including rights appurtenant or incident thereto and proceeds thereof

Schedule 1.1(c)

Existing Letters of Credit

# of LCs	LC Issuers	LC Beneficiaries	LCs Total $

28	Several banks	Various	$39.5 million

Schedule 5.1(c)

Subsidiaries and Guarantors

Schedule 5.1(c)-1: Subsidiaries

Subsidiary	Credit Party or Credit Party Subsidiary % Ownership	Jurisdiction of incorporation

1. Borrower

Vulcan Materials Company	Publicly Traded	NJ

2. Subsidiaries

Allied Crushed Stone Company[1]	100% Vulcan Lands, Inc.	AL

Arundel Company, LLC	100% Florida Rock Industries, Inc.	DE

Atlantic Granite Company	66-2/3% Legacy Vulcan, LLC; 33-1/3% Lott Family	SC

Azusa Rock, LLC	100% CalMat Co.	DE

Black Point Aggregates Incorporated	100% VGCM, LLC	Nova Scotia

Brisa Acquisitions, LLC[2]	100% Florida Rock Industries, Inc.	DE

Brooksville Quarry, LLC	50% Florida Rock Industries, Inc.; 50% Florida Rock Properties	FL

Calizas lndustriales del Carmen, S.A. de C.V.	99.999% VGCM, LLC; 0.001% Vulcan Gulf Coast Materials, LLC	Mexico

CalMat Co.	100% Legacy Vulcan, LLC	DE

CalMat Leasing Company, LLC	100% CalMat Co.	DE

Chesapeake Marine Partnership	56% Salisbury Towing, LLC; 44% TCS Materials, LLC	MD

D C Materials, Inc.	100% Florida Rock Industries, Inc.	DC

Enterprise Logistics, LLC	100% Legacy Vulcan, LLC	DE

Florida Cement, LLC	100% Florida Rock Industries, Inc.	DE

Florida Rock Industries, Inc.	100% Vulcan Materials Company	FL

Freeport Aggregates Limited	100% FRI Bahamas Ltd.	Bahamas

FRI Bahamas Ltd.	100% Florida Rock Industries, Inc.	Bahamas

Fulton Concrete Company, LLC	95.3% Vulcan Aggregates Company, LLC; 4.7% Legacy Vulcan, LLC	DE

Harper Brothers, LLC	100% Florida Rock Industries, Inc.	DE

Heritage Logistics, LLC	100% Legacy Vulcan, LLC	DE

Legacy Vulcan, LLC	100% Vulcan Materials Company	DE

Maryland Rock Industries, LLC	100% Florida Rock Industries, Inc.	DE

Maryland Stone, LLC	100% Arundel Company, LLC	DE

Mountain West Logistics, LLC	100% Legacy Vulcan, LLC	DE

North Field Extension, L.L.C.	50% Legacy Vulcan, LLC; 50% C.P. Chemicals, Inc. and Phibo Animal Health Corporation	NJ

Rancho Piedra Caliza, S.A. de C.V.	99% Calizas lndustriales del Carmen; 1% Servicios Integrates, Gestoria	Mexico

1 VMC plans to dissolve entity 12/31/2016.

2 VMC plans to dissolve entity 12/31/2016.

Rapica Servicios Tecnicos Y Administrativos, S.A. de C.V.	99.998% Calizas lndustriales del Carmen; 0.002% Servicios Integrates, Gestoria	Mexico

RECO Transportation, LLC	100% Legacy Vulcan, LLC	DE

S & G Concrete Company, LLC	100% Arundel Company, LLC	DE

S & G Prestress Company, LLC	100% Arundel Company, LLC	DE

Salisbury Towing, LLC	100% Arundel Company, LLC	DE

Servicios Integrales, Gestoria Y Administracion, S.A. de C.V.	99.999% VGCM, LLC; 0.001% Vulcan Gulf Coast Materials, LLC	Mexico

Soportes Tecnicos Y Administrativos, S.A. de C.V.	99.998% Calizas Industriales del Carmen; 0.002% Servicios Integrates, Gestoria	Mexico

Southeast Division Logistics, LLC	100% Legacy Vulcan, LLC	DE

Southern Gulf Coast Division Logistics, LLC	100% Legacy Vulcan, LLC	DE

Southwest Gulf Railroad Company	95% Legacy Vulcan, LLC; 5% Subsidiary Directors	TX

Statewide Transport, LLC	100% Legacy Vulcan, LLC	DE

TCS Materials, LLC	90% Arundel Company, LLC; 10% Florida Rock Industries, Inc.	DE

Triangle Rock Products, LLC	100% CalMat Co.	DE

VCA Shipping Services, LLC	100% VGCM, LLC	DE

VGCM, LLC	100% Legacy Vulcan, LLC	DE

Virginia Concrete Company, LLC	100% Florida Rock Industries, Inc.	DE

Vulcan Aggregates Company, LLC	100% Legacy Vulcan, LLC	DE

Vulcan Asphalt, LLC	100% CalMat Co.	DE

Vulcan Concrete, LLC	100% CalMat Co.	DE

Vulcan Construction Materials, LLC	95.3% Vulcan Aggregates Company, LLC; 4.7% Legacy Vulcan, LLC	DE

Vulcan Gulf Coast Materials, LLC	100% VGCM, LLC	NC

Vulcan Lands, Inc.	100% Legacy Vulcan, LLC	NJ

Vulica Shipping Company, Limited	99.998% VGCM, LLC; 0.002% Legacy Vulcan, LLC	Bahamas

Schedule 5.1(c)-2: Guarantors

Guarantor	Credit Party or Credit Party Subsidiary % Ownership	Jurisdiction of Incorporation

Arundel Company, LLC	100% Florida Rock Industries, Inc.	DE

Azusa Rock, LLC	100% CalMat Co.	DE

Brisa Acquisitions, LLC[3]	100% Florida Rock Industries, Inc.	DE

CalMat Co.	100% Legacy Vulcan, LLC	DE

Florida Rock Industries, Inc.	100% Vulcan Materials Company	FL

Fulton Concrete Company, LLC	95.3% Vulcan Aggregates Company, LLC; 4.7% Legacy Vulcan, LLC	DE

Harper Brothers, LLC	100% Florida Rock Industries, Inc.	DE

Legacy Vulcan, LLC	100% by Vulcan Materials Company	DE

Maryland Stone, LLC	100% Arundel Company, LLC	DE

S & G Concrete Company, LLC	100% Arundel Company, LLC	DE

TCS Materials, LLC	90% Arundel Company, LLC; 10% Florida Rock Industries, Inc.	DE

Triangle Rock Products, LLC	100% CalMat Co.	DE

Virginia Concrete Company, LLC	100% Florida Rock Industries, Inc.	DE

Vulcan Aggregates Company, LLC	100% Legacy Vulcan, LLC	DE

Vulcan Construction Materials, LLC	95.3% Vulcan Aggregates Company, LLC; 4.7% Legacy Vulcan, LLC	DE

Vulcan Lands, Inc.	100% Legacy Vulcan, LLC	NJ

3 VMC plans to dissolve entity 12/31/2016.

Schedule 5.1(l)

ERISA

Multiemplover Pension Plans

Automobile Mechanics Local 701 Pension Fund

Central Pension Fund of the IUOE and Participating Employers

Central States Southeast and Southwest Areas Pension Plan

IAM National Pension Fund

IBEW District No. 9 Pension Plan

Laborers Trust Funds for Northern California

LIUNA National Industrial Pension Fund

Local 786 Building Material Pension Trust

Midwest Operating Engineers Pension Trust Fund

Operating Engineers Trust Funds — Local 3

Operating Engineers Trust Funds — Local 12

Suburban Teamsters of Northern Illinois Pension Plan

Teamsters Local No. 142 Pension Trust Fund

Western Conference of Teamsters Pension Trust Fund

Qualified Retirement Plans

Retirement Income Plan for Salaried Employees of Vulcan Materials Company (Salaried Employees Hired Prior to 07-15-2007; Benefit accruals curtailed as of 12-31-2013)

Pension Plan for Hourly Employees of the Construction Materials Division (Hourly Employees Hired Prior to 07-15-2007)

Retirement Income Plan for Hourly Employees of the Chemicals Division (Union Employees of the Former Chemicals Division and hourly employees of the Arundel Pension Plan)

Vulcan 401(k) Plan (Merger 1-1-2014 of the Vulcan Materials Company 401(k) and Profit Sharing Retirement Plan Employees and the Thrift Plan for Salaried Employees of Vulcan Materials Company)

Construction Materials Divisions Hourly Employees Savings Plan (Non-union Hourly Employees Hired Prior to 07-15-2007)

Non-Qualified Deferred Compensation and Retirement Plans

Executive Deferred Compensation Plan — Non-qualified deferred compensation plan for a select group of management employees.

Unfunded Supplemental Benefit Plan — Non-qualified Restoration Plan that provides defined contribution and defined benefit accruals that are otherwise not allowed under the qualified plans due to IRC pay and benefit limitations.

Supplemental Executive Retirement Agreement — Non-qualified Top Hat Plan that provides supplemental defined benefit accruals for the CEO.

Retiree Welfare Plans

Background: I he Health and Welfare Benefit Plan of Vulcan Materials Company includes all active and inactive health and welfare programs including active benefit plans and inactive (retiree) benefit plans. The inactive plans provide for the extension of coverage from early retirement until Medicare eligibility. Included in retiree health coverage based on the eligibility as described below is medical, dental and behavioral health coverage. There is no retiree life insurance coverage except for the salaried group as shown.

Active Health and Welfare Plans Include:

Medical

Prescription Drugs

Behavioral Health

Employee Assistance Program

Dental

Vision Care

Health Care Flexible Spending Account

Dependent Care Flexible Spending Account

Health Savings Account (new for 2017)

Short Term Disability

Long Term Disability

Survivor Benefits (Life and ADD&D Insurance

Tobacco Cessation Program

Inactive Salaried Health Benefits Plan (grandfathered group) - Covers retired salaried employees that were age 55 or older with age + service equal to or greater than 70 on January I, 2001

Inactive Salaried Health Benefits Plan (non-grandfathered group) — Covers retired salaried employees not grandfathered under the salaried plan above. Employees that were age 50 or over or had 20 or more years of service as of July 15, 2007 are eligible at age 55 if age + service equal to or greater than 70. Otherwise, eligible at age 62 if age + service equal to or greater than 70.

Inactive Hourly Health Benefits Plan (grandfathered group) — Covers retired hourly employees that were age 50 or over as of January I, 1998 and in the Southeast, Mideast or Chattanooga Divisions. Employees in the grandfathered group are eligible at age 55 if age + service is equal to or greater than 70.

Inactive Hourly Health Benefits Plan (non-grandfathered group) - Covers retired hourly employees that were not grandfathered under the hourly plan above age 62 or older with age + service equal to or greater than 70.

Inactive Group Life Insurance — Retired salaried employees receive fully paid up $5,000 term life policy.

Schedule 5.1(t)

Environmental Matters

NONE

Schedule 7.2

Permitted Investments

Form	Lender	Borrower	Amount

Promissory Note[4]	Legacy Vulcan Corp.	Black Point Aggregates Incorporated[5]	$5,000,000

4 Loans can be made under the Black Point Promissory Note for amounts up to a maximum of $5mm USD

5 Black Point Aggregates Incorporated is an Excluded Subsidiary.